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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CALIFORNIA RESOURCES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

NOTICE OF 2015 ANNUAL MEETING AND PROXY STATEMENT

CALIFORNIA RESOURCES CORPORATION

California's Largest Independent Oil and Natural Gas Producer

IMPORTANT VOTING INFORMATION

        If you owned shares of our common stock at the close of business on March 10, 2015, you are entitled to one vote per share upon each matter presented at our 2015 annual meeting of stockholders to be held on May 7, 2015. Stockholders whose shares are held in an account at a brokerage firm, bank or other nominee (i.e., in "street name") will need to obtain a proxy from the broker, bank or other nominee that holds their shares authorizing them to vote at the annual meeting.

        Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting, except on ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015, unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the annual meeting.

YOUR VOTE IS IMPORTANT

        Your vote is important. Our Board of Directors strongly encourages you to exercise your right to vote. Voting early helps ensure that we receive a quorum of shares necessary to hold the annual meeting.

QUESTIONS

        If you have any questions about the proxy voting process, please contact the broker, bank or other nominee where you hold your shares. The Securities and Exchange Commission also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. You also may contact our Investor Relations Department by phone at 310-443-6348 or by e-mail at IR@crc.com.

ATTENDING THE ANNUAL MEETING IN PERSON

        Only stockholders of record or their legal proxy holders as of March 10, 2015 or our invited guests may attend the annual meeting in person. If you plan to attend the annual meeting in person, you must present a valid form of government-issued photo identification, such as a driver's license or passport. In addition to such personal identification, you will need an admission ticket or proof of ownership of CRC stock to enter the annual meeting. If your shares are registered in your name, you will find an admission ticket attached to the notice regarding the internet availability of proxy materials or the proxy card sent to you. If your shares are held in street name with a broker, bank or other nominee, you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date for the meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2015

The Notice of the 2015 Annual Meeting of Stockholders, the Proxy Statement for the 2015 Annual Meeting of Stockholders and the 2014 Annual Report to Stockholders (which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2014) of California Resources Corporation are available at http://www.astproxyportal.com/ast/19727/.

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Proxy Statement Summary

        This summary highlights information contained in the proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

2015 Annual Meeting of Stockholders

Date:	May 7, 2015
Time:	11:00 a.m., local time
Place:	Bakersfield Marriott at the Convention Center 801 Truxtun Avenue, Bakersfield, California 93301
Record Date:	March 10, 2015

Agenda and the Board's Recommendation on Voting Matters

        The following table summarizes the items that will be brought for a vote of our stockholders at the annual meeting, along with the recommendation of our Board of Directors as to how stockholders should vote on each item.

Agenda Item	Description		Board's Recommendation
1.	Proposal 1	Election of Messrs. Gannon, Poladian and Sloan, the three Class I director candidates nominated by the Board of Directors, each to serve a three-year term and until his successor has been elected and qualified	FOR
2.	Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015	FOR
3.	Proposal 3	Advisory vote to approve named executive officer compensation	FOR
4.	Proposal 4	Advisory vote on the frequency of future stockholder advisory votes to approve named executive officer compensation	ANNUAL
5.		Transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Directors

        The Board of Directors is comprised of eight independent directors, our Executive Chairman, and our President and CEO. The following table provides summary information about each director, including the director nominees and whether the Board of Directors considers each director to be independent under the New York Stock Exchange's independence standards. Each director is elected by a plurality of votes cast.

					Committees
Director	Positions	Age	Independent	Reelection	Audit	Compensation	Health, Safety & Environmental	Nominating & Governance
William E. Albrecht	Executive Chairman	63	No	2017
Justin A. Gannon		65	Yes	2015	•	•
Ronald L. Havner, Jr.		57	Yes	2016	•		•
Catherine A. Kehr		52	Yes	2017	•	•
Harold M. Korell	Lead Independent Director	70	Yes	2016		•		•
Richard W. Moncrief		72	Yes	2017	•		•
Avedick B. Poladian		63	Yes	2015			•	•
Robert V. Sinnott		65	Yes	2016				•
Timothy J. Sloan		54	Yes	2015		•	•
Todd A. Stevens	President & CEO	48	No	2017

        Our Board of Directors is temporarily divided into three classes. One of the three classes is elected each year on a rotating basis to succeed the directors of the subject class whose terms are expiring. In this manner, as of the 2015 Annual Meeting, the term of the directors in Classes I, II and III of the board expire in 2015, 2016 and 2017, respectively. However, commencing with the election of the directors at the 2018 Annual Meeting, the Board of Directors will cease to be classified, and the directors elected at the 2018 Annual Meeting (and each annual meeting thereafter) shall be elected for a one year term.

The Spin-off

        On November 30, 2014, Occidental Petroleum Corporation ("Occidental") completed the spin-off (the "Spin-off") of its California oil and gas operations and related assets, liabilities and obligations, which we assumed in connection with the Spin-off from Occidental. As a result, we became a separate, publicly traded company called California Resources Corporation (together with its subsidiaries, referred to herein as "we," "our," "us," "Company" or "CRC"). The Spin-off was effected through a pro rata distribution to Occidental stockholders of 309,889,779 shares of our common stock. Occidental retained 71,500,000 shares of our common stock, which it has stated it intends to divest within 18 months after November 30, 2014. Occidental also granted us a proxy to vote the shares of our common stock that Occidental retained immediately after the distribution in proportion to the votes cast by our stockholders.

2014 Executive Compensation Highlights

        In order to have an initial executive compensation program in place at the time of the Spin-off and to allow appropriate time for the formation of the CRC Compensation Committee, Occidental's Executive Compensation Committee made decisions regarding our executive compensation program in effect for 2014 and immediately following the Spin-off. Following our Spin-off, the CRC Compensation Committee began designing an executive compensation program based on CRC's long-term strategic objectives and compensation philosophy.

        Our initial compensation program encompasses the concept that overall executive compensation should include: (i) elements that provide an appropriate level of fixed compensation necessary to attract and retain employees; (ii) annual incentive compensation that links annual cash compensation to the achievement of key short-term performance goals; and (iii) long-term compensation linked to goals that contribute to long-term growth of shareholder value.

        With a goal of emphasizing long-term compensation, salary and other annual compensation represents the smaller portion of the compensation program for our named executive officers. Occidental designed our initial executive compensation program to be consistent with industry practice, linking executive compensation with our performance by providing appropriate incentives to reward executives for performance that maximizes value creation for stockholders, while also enhancing retention efforts during our transition to a separately-traded public company.

        Compensation decisions by Occidental's Executive Compensation Committee with respect to our initial executive compensation program included the determination of:

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  A compensation peer group for purposes of understanding market practices;

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  Initial salaries based on market practices;

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  Initial annual incentive opportunities based on market practices; and

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  Design and amount of long-term incentive awards granted in 2014.

        CRC's Compensation Committee was formed in connection with the completion of the Spin-off and has engaged its own independent compensation consultant to assist in the evaluation and design of our program for 2015 and beyond.

        In February 2015, the CRC Compensation Committee adopted an annual incentive plan for 2015 based on the following performance objectives which will be measured against pre-determined targets:

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  Value Creation Index (VCI), which will measure the performance of our total capital program executed during the year

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  Production

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  Unit costs

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  Health, Safety and Environmental performance, consistent with CRC's commitment to the communities in which we live and operate

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  Other strategic and operational objectives

California Resources Corporation 10889 Wilshire Boulevard Los Angeles, CA 90024

Notice of the 2015 Annual Meeting of Stockholders

Meeting Date:	May 7, 2015
Meeting Time:	11:00 a.m., local time
Location:	Bakersfield Marriott at the Convention Center, 801 Truxtun Avenue, Bakersfield, California 93301
Record Date:	March 10, 2015

Purposes of the 2015 annual meeting of stockholders:

  (1)
  To elect Messrs. Gannon, Poladian and Sloan, the three Class I director candidates nominated by the Board of Directors, each to serve a three-year term and until his successor has been elected and qualified;

  (2)
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

  (3)
  To hold an advisory vote to approve named executive officer compensation;

  (4)
  To hold an advisory vote on the frequency of future stockholder advisory votes to approve named executive officer compensation; and

  (5)
  To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Information relevant to these matters is set forth in the accompanying proxy statement.

The close of business on March 10, 2015 was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only our stockholders or their legal proxy holders as of the record date or our invited guests may attend the annual meeting in person.

Beginning on or about March 20, 2015, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made our proxy materials available to our stockholders over the Internet.

By Order of the Board of Directors,

Michael L. Preston
 Executive Vice President, General Counsel and Corporate Secretary

2015 PROXY STATEMENT

        This proxy statement is furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of California Resources Corporation (together with its subsidiaries, referred to herein as "we," "our," "us," "Company" or "CRC") for use at the 2015 annual meeting of stockholders to be held on May 7, 2015 at 11:00 a.m., local time, at the Bakersfield Marriott at the Convention Center, 801 Truxtun Avenue, Bakersfield, California 93301, or at any adjournment or postponement thereof (the "Annual Meeting").

Purposes of the Annual Meeting; Board Recommendations

        The agenda for the Annual Meeting includes the following items:

Agenda Item	Description	Board Recommends Vote
Proposal 1	Election of Messrs. Gannon, Poladian and Sloan, the three Class I director candidates nominated by the Board of Directors, each to serve a three-year term and until his successor has been elected and qualified	FOR
Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015	FOR
Proposal 3	Advisory vote to approve named executive officer compensation	FOR
Proposal 4	Advisory vote on the frequency of future stockholder advisory votes to approve named executive officer compensation	ANNUAL

Notice of Internet Availability of Proxy Materials

        On or about March 20, 2015, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners who owned shares of our common stock at the close of business on March 10, 2015. The Notice of Internet Availability of Proxy Materials contained instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting.

        Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Voting Procedures

Record Date

        At the close of business on March 10, 2015, the "Record Date" for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting, there were 385,631,190 shares of common stock outstanding, each share of which is entitled to one vote. Common stock is the only class of our outstanding securities entitled to receive notice of and to vote at the Annual Meeting.

Appointment of Proxy Holders

        Our Board of Directors asks you to appoint Todd A. Stevens and William E. Albrecht as your proxy holders ("Proxy Holders") to vote your shares at the Annual Meeting. You make this appointment by using one of the voting methods described below.

Quorum and Discretionary Authority

        The presence at the Annual Meeting of a majority of shares of our common stock issued and outstanding and entitled to vote, present in person or by proxy, is necessary to constitute a quorum in order to transact business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

        If less than a quorum is represented at the Annual Meeting, the Chairman of the meeting or, if directed by the chairperson of the meeting, a majority of the shares so represented, may adjourn the Annual Meeting from time to time, whether or not there is such a quorum, and the Proxy Holders will vote the proxies they have been authorized at the Annual Meeting in favor of such an adjournment. In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board of Directors have not been received, the Chairman of the meeting or the Proxy Holders may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

        Our Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxies solicited by the Board of Directors will provide the Proxy Holders with the authority to vote on those matters and nominees in accordance with such persons' discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the Proxy Holders in accordance with the specification.

How to Vote Shares Registered in Your Name

        If you own shares that are registered in your own name, you are a "registered stockholder" and you may attend the Annual Meeting and vote in person. You also may vote by proxy without attending the Annual Meeting in any of the following ways:

  •
  By Internet.    You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, on May 6, 2015.

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  By Telephone.    If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

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  In Person.    You may vote in person at the Annual Meeting by completing a ballot, which will be available at the Annual Meeting. Please note that attending the Annual Meeting without completing a ballot will not count as a vote.

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  By Mail.    If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the reply envelope provided.

        For stockholders who have their shares voted by duly submitting a proxy by Internet, telephone or mail, the Proxy Holders will vote all shares represented by such valid proxies in accordance with the Board of Directors' recommendations as set forth above, unless a stockholder appropriately specifies otherwise.

        If you received more than one Notice of Internet Availability of Proxy Materials, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each Notice of Internet Availability of Proxy Materials that you receive in order for all of your shares to be voted at the Annual Meeting.

How to Vote Shares Held in "Street Name"

        If you hold shares through a brokerage firm, trustee, bank, other financial intermediary or nominee (known as shares held in "street name"), you will receive from that broker, trustee, bank, financial intermediary or other nominee (the "intermediary") a voting instruction form that will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

        If your shares are held in street name through a brokerage firm that is a member of the New York Stock Exchange ("NYSE") and you want to vote on any of the proposals to be submitted to a vote at the Annual Meeting (except as to Proposal 2), you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, the proxy submitted by the broker with respect to your shares will indicate that the broker is not able to cast a vote with respect to the matter, which is commonly referred to as a "broker non-vote." Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the broker or other intermediary so that your vote will be counted. Under NYSE rules, Proposal 2 would be considered a "routine matter," and thus a broker would be permitted in its discretion to cast a vote on that proposal as to your shares in the event that you do not provide the broker with voting instructions.

        If you hold shares in street name and wish to vote your shares in person at the Annual Meeting, you must first obtain a valid proxy from the intermediary. To attend the Annual Meeting in person (regardless of whether you intend to vote your shares in person at the Annual Meeting), you should follow the instructions under "Attending the Annual Meeting in Person" below.

        If you received more than one voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form that you receive in order for all of your shares to be voted at the Annual Meeting.

Revoking or Changing a Proxy

        If you are a registered stockholder, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

  •
  voting again through the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 6, 2015;

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  requesting, completing and mailing in a new paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials;

  •
  voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or

  •
  submitting a written notice of revocation to the Corporate Secretary of California Resources Corporation at 10889 Wilshire Boulevard, Los Angeles, California 90024 no later than May 6, 2015.

        If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with that entity's procedures.

Required Vote and Method of Counting

  Proposal 1. Election of Directors

        Pursuant to the Company's Bylaws, a nominee will be elected to the Board of Directors if such nominee receives the highest number of votes cast "FOR" a particular position on the Board of Directors. Withheld votes and broker non-votes will have no effect on the outcome of Proposal 1.

  Proposal 2. Ratification of the Appointment of the Independent Registered Public Accounting Firm

        The affirmative vote of a majority of the shares present in person, or represented by proxy at the Annual Meeting, and entitled to vote on the matter at the Annual Meeting, is required to approve Proposal 2. Proposal 2 involves a matter on which a broker (or other nominee) does have "discretionary" authority to vote. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal in its discretion. With respect to Proposal 2, a vote of "ABSTAIN" will have the same effect as a vote "AGAINST."

  Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation

        The affirmative vote of a majority of the shares present in person, or represented by proxy at the Annual Meeting, and entitled to vote on the matter at the Annual Meeting, is required to approve the recommendation in Proposal 3. Proposal 3 involves a matter on which a broker (or other nominee) does not have "discretionary" authority to vote. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. In such case, a broker non-vote may occur, which will have no effect on the outcome of Proposal 3. With respect to Proposal 3, a vote of "ABSTAIN" will have the same effect as a vote "AGAINST."

  Proposal 4. Advisory Vote on the Frequency of Future Stockholder Advisory Votes to Approve Named Executive Officer Compensation

        Pursuant to the Company's Bylaws, in a non-binding advisory matter with more than two possible vote choices such as Proposal 4, the option that receives the most affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter shall be the recommendation of the stockholders. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

        With respect to both Proposal 3 and Proposal 4, while these votes are required by law, they will neither be binding on the Company or the Board of Directors nor will they create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors. However, the views of our stockholders are important to us, and our Compensation Committee will take into account the outcome of the votes when considering future executive compensation decisions. We urge you to read the section entitled "Compensation Discussion and Analysis," which discusses in detail how our executive compensation program implements our compensation philosophy.

Method and Cost of Soliciting and Tabulating Votes

        The Board of Directors is providing these proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services. In addition, we will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to the beneficial owners of our stock, and we will reimburse them for postage and clerical expenses. We will bear the costs of the solicitation, including the cost of the preparation, assembly, printing and, where applicable, mailing of the Notice of Internet Availability of Proxy Materials, the Notice of the 2015 Annual Meeting of Stockholders, this proxy statement, the proxy card and any additional information furnished by us to our stockholders. In addition, we have hired D.F. King & Co., Inc. to assist us in soliciting proxies, which it may do by telephone or in person. We will pay a fee of $7,500, plus expenses.

Attending the Annual Meeting in Person

        Only stockholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person, you must present a valid form of government-issued photo identification, such as a driver's license or passport. In addition to such personal identification, you will need an admission ticket or proof of ownership of CRC stock to enter the annual meeting. If your shares are registered in your name, you will find an admission ticket attached to the notice regarding the internet availability of proxy materials or the proxy card sent to you. If your shares are held in street name with a broker, bank or other nominee, you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the Record Date.

        No cameras, telephones, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

        The Annual Meeting will be held at the Bakersfield Marriott at the Convention Center, located at 801 Truxtun Avenue, Bakersfield, California 93301.

Change of Address

        CRC's principal executive offices are currently located at 10889 Wilshire Boulevard, Los Angeles, California 90024, which is the address used for contact purposes throughout this proxy statement. However, on or about June 15, 2015, CRC anticipates moving its principal executive offices to 9200 Oakdale Avenue, Suite 900, Chatsworth, California 91311.

Recent History: Spin-off from Occidental

Spin-off of Company

        Prior to November 30, 2014, CRC was a wholly-owned subsidiary of Occidental. On November 30, 2014, Occidental distributed 309,889,779 shares of our common stock on a pro rata basis to Occidental stockholders and we became an independent, publicly traded company. No consideration was paid by Occidental stockholders for shares of our common stock received in the Spin-off. Occidental retained 71,500,000 shares of our common stock, which Occidental has stated it intends to divest within 18 months after November 30, 2014. Occidental also granted us a proxy to vote the shares of our common stock that Occidental retained immediately after the distribution in proportion to the votes cast by our other stockholders. As of December 31, 2014, Occidental owned approximately 18.5% of our common stock and the remaining 81.5% of our shares were publicly traded.

        CRC entered into several agreements with Occidental on November 25, 2014 that governed the Spin-off and the relationship of the parties following the Spin-off. For a discussion of the agreements between CRC and Occidental, please read "Certain Relationships and Related Transactions."

        As a result of the Spin-off, CRC became an independent oil and natural gas exploration and production company operating properties exclusively in California. Our business is focused on conventional and unconventional assets, which can generate positive cash flow throughout the oil and natural gas price cycle and have the capacity to provide significant production and cash flow growth in a higher price environment. We are the largest producer in California on a gross operated basis. We produced on average approximately 159,000 Boe/d net in 2014. And, as of December 31, 2014, we had proved reserves of 768 MMBoe.

        California is one of the most prolific oil and natural gas producing regions in the world and is the third largest oil producing state in the nation. It has 5 of the 12 largest fields in the lower 48 states based on estimated proved reserves as of 2009, and our portfolio includes interests in four of these fields.

Corporate Governance

General Overview

        We are committed to good corporate governance. In furtherance thereof, the Board of Directors has adopted several governance documents to guide the operation and direction of the board and its committees, which include Corporate Governance Guidelines, a Business Ethics Policy (which applies to all directors and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer) and charters for the Audit, Compensation, Nominating and Governance and Health, Safety and Environmental Committees. Each of these documents is available on our website (www.crc.com), and stockholders may obtain a printed copy, free of charge, by sending a written request to California Resources Corporation, Attention: Corporate Secretary, 10889 Wilshire Boulevard, Los Angeles, California 90024. We will also promptly post on our website any amendments to these documents and any waivers from the Business Ethics Policy for our directors and principal executive, financial and accounting officers.

Our Board of Directors

        Our Board of Directors is temporarily divided into three classes. One of the three classes is elected each year on a rotating basis to succeed the directors of the subject class whose terms are expiring. In this manner, as of the 2015 Annual Meeting, the term of the directors in Classes I, II and III of the board expire in 2015, 2016 and 2017, respectively. However, commencing with the election of the directors at the 2018 Annual Meeting, the Board of Directors will cease to be classified, and the directors elected at the 2018 Annual Meeting (and each annual meeting thereafter) shall be elected for a one year term.

        Set forth below is biographical information regarding each of our directors as well as the specific experience, qualifications, attributes and skills that led to the conclusion that such individual should serve as director. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any person was selected as a director or an executive officer, respectively.

William E. Albrecht Executive Chairman	• Former VP at Occidental • Former executive officer at EOG Resources • 35+ years experience in domestic oil and gas

Director since: 2014
Age: 63

Mr. Albrecht was appointed as Executive Chairman of CRC in July 2014. Mr. Albrecht served as Vice President of Occidental from May 2008 to July 2014 and as President, Oxy Oil & Gas, Americas from January 2012 to July 2014. Mr. Albrecht also served as President—Oxy Oil & Gas, USA from April 2008 to January 2012. During his tenure with Occidental, Mr. Albrecht had managerial oversight over our upstream assets. Mr. Albrecht has more than 35 years of experience in the domestic oil and gas industry, having previously served as an executive officer for domestic energy producer EOG Resources, and as a petroleum engineer for Tenneco Oil Company. Mr. Albrecht holds a Master of Science degree from the University of Southern California and a Bachelor of Science degree from the United States Military Academy. Mr. Albrecht's extensive managerial and operational experience in the upstream domestic energy business and his specific knowledge of our assets and proactive engagement with regulatory agencies, communities, and other stakeholders make him a valuable member of our Board of Directors.

Justin A. Gannon	• Former executive at Grant Thornton • Audit Partner at Arthur Andersen for 21 years • Director of CrossAmerica Partners

Director since: 2014
Age: 65

•   Chairman of the Audit Committee

•   Member of the Compensation Committee

Immediately following the Spin-off, Mr. Gannon was appointed to the Board of Directors of CRC. Since September 2013, Mr. Gannon has acted as an independent consultant and private investor. From February 2003 through August 2013, Mr. Gannon served in various roles at Grant Thornton LLP, an independent audit, tax and advisory firm, including as National Leader of Merger and Acquisition Development from June 2011 through August 2013, Central Region Managing Partner from October 2009 through May 2011, Office Managing Partner in Houston, Texas from May 2007 through May 2011 and Office Managing Partner in Kansas City, Missouri from August 2004 to May 2007. From 1971 through 2002, Mr. Gannon worked at Arthur Andersen LLP, including as an Audit Partner for 21 years. Mr. Gannon is also a director, Chairman of the Audit Committee and Member of the Conflicts Committee of the general partner of CrossAmerica Partners LP, a publicly traded master limited partnership engaged in motor fuels distribution. He is a former chairman of the Board of Directors of American Red Cross charters in the Tulsa, Oklahoma and San Antonio, Texas areas. Mr. Gannon received a Bachelor of Science degree in Accounting from Loyola Marymount University and is a Certified Public Accountant licensed in Texas and California. Mr. Gannon's more than four decades in financial accounting practice and his private investment experience give him deep insight into financial analysis and management. His financial acumen provides Mr. Gannon valuable expertise to provide the CRC Board of Directors with guidance on its fiscal management and strategic direction.

Ronald L. Havner	• Chairman, President and CEO of Public Storage • Director of Avalon Bay • Chairman of Board of Governors of National Association of REITs

Director since: 2014
Age: 57

•   Member of the Audit Committee

•   Member of the Health, Safety and Environmental Committee

Immediately following the Spin-off, Mr. Havner was appointed to the Board of Directors of CRC. Mr. Havner is the Chairman of the Board, President and Chief Executive Officer of Public Storage, a developer, owner, and operator of self-storage facilities. He was elected Vice Chairman and Chief Executive Officer of Public Storage in 2002 and was elected Chairman of the Board in August 2011. He joined Public Storage in 1986. Mr. Havner has been Chairman of the Board of Public Storage's affiliate, PS Business Parks, Inc. since 1996 and served as its Chief Executive Officer until 2003. He currently serves on the board of Avalon Bay, a publicly traded real estate investment company. He is the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. Mr. Havner holds a Bachelor of Arts degree from the University of California at Los Angeles. Mr. Havner's experience as Chief Executive Officer of a public, California-headquartered business with locations across the United States and Europe gives him insight into business generally and California in particular that will benefit CRC. His nearly three decades of experience growing a business gives him valuable perspectives that will help CRC implement its business plans.

Catherine A. Kehr	• Director of Southwestern Energy Company • Former executive at Capital Research Company • Former executive at Atlantic Richfield Company

Director since: 2015
Age: 52

•   Member of the Audit Committee

•   Member of the Compensation Committee

Catherine A. Kehr was appointed to the board of CRC effective as of March 15, 2015. She has been a member of the board of directors of Southwestern Energy Company since 2011 where she serves as Presiding Director, Chair of the Nominating and Governance Committee and a member of the Audit Committee. She retired in 2006 as a Senior Vice President and Director of Capital Research Company, a division of The Capital Group Companies, one of the world's largest investment management organizations and manager of the American Funds. From 1997 to 2006, she was an investment analyst and fund manager with responsibility for global energy equities and, from 1992 to 1997, she had responsibility for global energy high yield debt for The Capital Group Companies. Prior to her tenure with The Capital Group Companies, she held various managerial positions at Atlantic Richfield Company and Payden & Rygel. In 2001, the Reuters Survey ranked Ms. Kehr among the top 10 individual U.S. fund managers. Ms. Kehr received a Bachelor of Arts from Yale University and an MBA from The Wharton School of the University of Pennsylvania. Ms. Kehr holds a Chartered Financial Analyst designation. Ms. Kehr's experience in the oil and gas industry both as an investor and board member give her insights that will be valuable to CRC.

Harold M. Korell Lead Independent Director	• Former Chairman of Southwestern Energy Company • Former CEO of Southwestern Energy Company • Former SVP—Operations at American Exploration

Director since: 2014
Age: 70

•   Chairman of the Compensation Committee

•   Member of the Nominating and Governance Committee

Immediately following the Spin-off, Mr. Korell was appointed to the Board of Directors of CRC. From May 2002 through May 2014, Mr. Korell served as the Chairman of the Board of Southwestern Energy Company, an independent energy company engaged in natural gas and oil exploration, development and production. From May 2009 through March 2010, he served as Southwestern's Executive Chairman and, from January 1999 through May 2009, as its Chief Executive Officer. From 1997 through May 2009, Mr. Korell served in various other roles at Southwestern, including President, Executive Vice President and Chief Operating Officer. Prior to his tenure at Southwestern, Mr. Korell was Senior Vice President—Operations of American Exploration Company, Executive Vice President of McCormick Resources, held various technical and managerial positions during his 17 years with Tenneco Oil Company, including Vice President of Production, and held various positions with Mobil Corporation. He is a member of the Society of Petroleum Engineers and, through 2010, served as a Board Member for the Independent Petroleum Association of America and the American Exploration & Production Council and as a Board Member and Executive Committee Member for America's Natural Gas Alliance. He also serves on the Board of Governors at the Colorado School of Mines and the Board of Trustees at the Baylor College of Medicine. Mr. Korell holds a degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines. Mr. Korell's experience over four decades in the oil and gas industry gives him a deep understanding of the upstream oil and gas business as well as the midstream and public utility businesses.

Richard W. Moncrief	• CEO at Moncrief Oil International • Extensive experience in the upstream oil and gas industry

Director since: 2014
Age: 72

•   Chairman of the Health, Safety and Environmental Committee

•   Member of the Audit Committee

Immediately following the Spin-off, Mr. Moncrief was appointed to the Board of Directors of CRC. Mr. Moncrief has been a principal in Moncrief Oil International, Inc., an oil and gas exploration and production company with headquarters in Fort Worth, Texas, since founding the company in 1970. He currently serves as its Chief Executive Officer. Moncrief Oil participates in U.S. and international oil and gas exploration and production. Mr. Moncrief also serves on the boards of trustees for the Amon Carter Museum and The University of Texas Development Board. He holds a Bachelor of Science degree in petroleum engineering from the University of Texas. Mr. Moncrief's extensive experience in the upstream oil and gas industry will bring an in-depth understanding of key industry issues to the CRC Board of Directors. His leadership experience at Moncrief Oil provides him with strategic and management insights from which CRC can benefit.

Avedick B. Poladian	• COO and EVP of Lowe Enterprises • Former Partner at Arthur Andersen • Director of Occidental and Public Storage

Director since: 2014
Age: 63

•   Member of the Health, Safety and Environmental Committee

•   Member of the Nominating and Governance Committee

Mr. Poladian was appointed to the Board of Directors of CRC in September 2014. Since 2006, Mr. Poladian has served as Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc., a diversified national real estate company active in commercial, residential and hospitality property investment, management and development. Mr. Poladian previously served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Lowe from 2003 to 2006. Mr. Poladian was with Arthur Andersen LLP from 1974 to 2002, most recently as a Partner, and is a Certified Public Accountant (inactive). He is a past member of the Young Presidents Organization, the Chief Executive Organization, the California Society of CPAs and the American Institute of CPAs. Mr. Poladian is a director of the YMCA of Metropolitan Los Angeles, a member of the Board of Councilors of the University of Southern California Price School of Public Policy, a member of the Board of Advisors of the Ronald Reagan UCLA Medical Center, and a former Trustee of Loyola Marymount University. He serves as a director and on the Audit Committees of two funds managed by Western Asset Management Funds. He is also a member of the Board of Trustees of Public Storage where he is the Chair of the Audit Committee and the Chair of the Nominating and Corporate Governance Committee. Mr. Poladian also serves as a director of Occidental Petroleum Corporation where he is a member of the Executive Compensation Committee and the Finance and Risk Management Committee, and chair of the Audit Committee. He previously served as a director of California Pizza Kitchen. His service in a senior management position at one of the world's largest accounting firms, combined with his experience as Chief Operating Officer and Chief Financial Officer of a diversified real estate company, gives Mr. Poladian deep knowledge of key business issues, including personnel and asset utilization, in addition to all aspects of fiscal management. Through his work on the boards of various entities, Mr. Poladian has garnered valuable insight into our business and corporate governance generally.

Robert V. Sinnott	• President, CEO & CIO of Kayne Anderson Capital • Former VP at Citibank • Experience at United Energy Resources

Director since: 2014
Age: 65

•   Chairman of the Nominating and Governance Committee

Immediately following the Spin-off, Mr. Sinnott was appointed to the Board of Directors of CRC. Mr. Sinnott is President, Chief Executive Officer and Chief Investment Officer of Kayne Anderson Capital Advisors, L.P., an investment management firm. He also served as a Managing Director there from 1992 to 1996 and as its Senior Managing Director from 1996 until assuming his CEO role in 2010. He is also President of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Sinnott served as a director of Kayne Anderson Energy Development Company from 2006 through 2013. He was Vice President and Senior Securities Officer of the Investment Banking Division of Citibank from 1986 to 1992 and previously held positions with United Energy Resources, a pipeline company, and Bank of America in its oil and gas finance department. Mr. Sinnott has served on the board of the general partners of Plains All American Pipeline, L.P. and its public general partner, Plains GP Holdings, L.P., since 1998 and 2013, respectively. Additionally, he is a director of the Kayne Anderson Capital Advisors Foundation and a member of the Board of Visitors of the UCLA Anderson School of Management. Mr. Sinnott received a Bachelor of Arts degree from the University of Virginia and a Masters of Business Administration from Harvard University. As President of a California-based investment company investing in energy and other areas, Mr. Sinnott brings extensive insight into the oil and gas and financial industries to the CRC Board of Directors. His responsibility for analyzing industry players and managing a multi-billion dollar investment enterprise allow him to provide insight on a broad variety of matters that will affect CRC.

Timothy J. Sloan	• SEVP at Wells Fargo • Former CFO of Wells Fargo

Director since: 2014
Age: 54

•   Member of the Compensation Committee

•   Member of the Health, Safety and Environmental Committee

Immediately following the Spin-off, Mr. Sloan was appointed to the Board of Directors of CRC. Mr. Sloan is Senior Executive Vice President Wholesale Banking for Wells Fargo & Company and has served in this position since May 2014. He also serves on the Operating and Management Committees of Wells Fargo & Company. Mr. Sloan was Senior Executive Vice President and Chief Financial Officer of Wells from 2011 to May 2014. He was Senior Executive Vice President and Chief Administrative Officer from 2010 to 2011 and Executive Vice President (Commercial Banking, Real Estate and Specialized Financial Services) of Wells Fargo Bank, N.A. from 2006 to 2010. Mr. Sloan serves on the Board of Overseers of the Huntington Library, and is a member of the University of Michigan's Ross School of Business Advisory Board. He is a trustee of Ohio Wesleyan University and the City of Hope. He earned his BA in economics and history and his MBA in finance and accounting, both from the University of Michigan in Ann Arbor. His deep and broad experience analyzing businesses and his senior managerial roles, including as CFO, at one of the nation's largest banks provides CRC with valuable perspectives and advice.

Todd A. Stevens President & CEO	• Former VP Corporate Development at Occidental • Former VP California Operations and VP of Acquisitions and Finance at Occidental

Director since: 2014
Age: 48

Mr. Stevens was appointed President, Chief Executive Officer and director of CRC in July 2014. Mr. Stevens served as Vice President—Corporate Development of Occidental Petroleum Corporation from August 2012 to July 2014, as Vice President—California Operations, Oxy Oil & Gas from April 2008 to September 2012, and as Vice President—Acquisitions and Corporate Finance of Occidental from August 2004 to July 2012. Mr. Stevens holds a Master of Business Administration degree from the University of Southern California and a Bachelor of Science degree from the United States Military Academy. Our Board of Directors will benefit from Mr. Stevens' deep knowledge of the oil and gas industry, his expertise in strategically evaluating and valuing oil and gas assets, and his significant managerial experience as an executive at Occidental, including his extensive experience in allocating capital, managing Occidental's and our assets and dealing with California's regulatory environment, agencies and political landscape.

Director Independence Determinations

         To qualify as "independent" under the NYSE listing standards, the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director. The NYSE independent director criteria include that the director not be our employee and not have engaged in various types of business dealings with us.

         The Board of Directors has reviewed all direct or indirect business relationships between each director (including his or her immediate family) and us, including those relationships described under "Related Party Transactions" below, as well as each director's relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. Based on this evaluation, the Board of Directors has determined that Messrs. Gannon, Havner, Korell, Moncrief, Poladian, Sloan, Sinnott and Ms. Kehr are independent directors as that term is defined in the listing standards of the NYSE. Neither Mr. Albrecht, the Executive Chairman of the Board, nor Mr. Stevens, the President and Chief Executive Officer, is considered by the Board of Directors to be an independent director because of his employment with CRC.

Board Leadership Structure

Chairman

        The Board of Directors' leadership structure separates the CEO and Chairman of the Board positions. Mr. Stevens currently serves as our President and CEO, and Mr. Albrecht currently holds the position of Executive Chairman. The Board of Directors retains the authority to modify this structure to best address our unique circumstances as and when appropriate.

        The Board of Directors believes that there is no single, generally accepted approach to providing board leadership and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company, as the right leadership structure may vary as circumstances change. The Board of Directors believe it is in the best interest of the Company and its stockholders at this time to have separate CEO and Chairman positions, and have an independent director serve as Lead Independent Director working in conjunction with the Chairman, which enables the CEO to focus on operation of the Company's business, while the Chairman and Lead Independent Director focus on leading the Board of Directors in its oversight role.

Lead Independent Director

        The Board of Directors has created the position of Lead Independent Director, selected annually by the board from among the independent directors. The Board of Directors selected Mr. Korell as Lead Independent Director in December 2014 in connection with the first meeting of the board after the Spin-off. The Board of Directors believes that the Lead Independent Director position provides additional independent oversight for the board and management. The responsibilities of the Lead Independent Director include acting as chair at meetings of the Board of Directors when the Chairman is not present, and preparing the agenda and presiding over executive sessions of the non-management directors of the Board of Directors.

Board Meetings and Attendance

        During 2014, the Board of Directors held two meetings, one prior to the Spin-off and one after the Spin-off, and the Nominating and Governance Committee, the Compensation Committee and the Audit Committee each held one meeting. The Health, Safety and Environmental Committee did not have a meeting in 2014. Each director attended 100% of the meetings of the Board of Directors and the standing committees on which he or she served that occurred during such directors' terms in 2014. Pursuant to our Corporate Governance Guidelines, directors are encouraged to attend our annual meetings of stockholders.

Executive Sessions of the Board

        The Board of Directors intends to hold regularly scheduled meetings of independent directors in executive session without management present in conjunction with each regular board meeting. In addition to these regularly scheduled meetings, executive sessions may be called upon the request of any independent director.

Committees of the Board

        As of the date of this proxy statement, our Board of Directors has four separately designated standing committees. The membership and purposes of each of the committees are described below. Each of the committees operates under a written charter adopted by the board. The Board of Directors and each committee has the power to hire independent legal, financial or other experts and advisors as it may deem necessary, without consulting or obtaining the approval of any officers of the Company in advance.

Audit Committee

Justin A. Gannon, Chair	Our Audit Committee is composed entirely of independent directors. The committee meets separately with representatives of our independent auditors, our internal audit personnel and
Ronald L. Havner	representatives of senior management in performing its functions. The Audit Committee approves the services of the independent auditors and reviews the general scope of audit
Catherine A. Kehr	coverage, matters relating to internal controls systems and other matters related to accounting and reporting functions. The
Audit Committee also considers the qualifications and
Richard W. Moncrief	independence of the independent reserves engineering firm, and approves the selection and appointment of such firm. The Board of Directors determined that all of the members of the Audit
Committee are financially literate and have accounting or
related financial management expertise, each as required by the applicable NYSE listing standards. The Board of Directors also determined that Mr. Gannon qualifies as an audit committee
financial expert under the applicable rules of the Securities
Exchange Act of 1934, as amended.

1 Meeting in 2014

Compensation Committee

Justin A. Gannon	Our Compensation Committee is composed entirely of independent directors. The committee is responsible for
(i) determining compensation for our Chief Executive Officer and
Catherine A. Kehr	other executive officers, (ii) overseeing and approving compensation and employee benefit policies and (iii) reviewing and discussing with our management the Compensation
Harold M. Korell, Chair	Discussion and Analysis and related disclosure included in our annual proxy statement. The Board of Directors has formed a subcommittee of the Compensation Committee to serve as the
Timothy J. Sloan	"Committee" for purposes of administering the CRC LTIP, as defined below, and taking such other actions as the subcommittee determines are advisable for purposes of
qualification for certain exemptions set forth in Section 16 of the
Securities Exchange Act of 1934, as amended (including
Rule 16b-3 thereunder) and Section 162(m) of the Internal
Revenue Code of 1986, as amended. Messrs. Korell and Gannon
and Ms. Kehr are the members of the subcommittee.

1 Meeting in 2014

Nominating and Governance Committee

Harold M. Korell	The Nominating and Governance Committee is composed entirely of independent directors. The committee makes proposals to the Board of Directors for candidates to be
Avedick B. Poladian	nominated by the Board of Directors to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating and Governance Committee develops and
Robert V. Sinnott, Chair	recommends a set of corporate governance guidelines to our Board of Directors and oversees the evaluation of our board and management. The Nominating and Governance Committee leads
the Board of Directors in the annual performance review of the Company's management, including its CEO. The Nominating and
Governance Committee meets periodically on succession
planning. The Company's Corporate Governance Guidelines
state that the CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such
individuals.

1 Meeting in 2014

Health, Safety and Environmental Committee

Ronald L. Havner	Our Health, Safety and Environmental Committee is composed entirely of independent directors. The committee reviews and discusses the status of health, safety and environmental
Richard W. Moncrief, Chair	objectives, issues, laws and regulations with management. It also reviews our programs to ensure compliance with applicable laws and regulations, conservation of natural
Avedick B. Poladian	resources and related community engagement and periodically reports to the Board of Directors on matters affecting the
Company.
Timothy J. Sloan

No Meetings in 2014

Compensation Committee Interlocks and Insider Participation

        No member of our Compensation Committee is now, or at any time since the beginning of 2014 has been, employed by or served as an officer of CRC or any of its subsidiaries or had any relationships requiring disclosure with CRC or any of its subsidiaries. None of our executive officers is now, or at any time has been, since the beginning of 2014, a member of the compensation committee or board of directors of another entity one of whose executive officers has been a member of our Board of Directors or Compensation Committee.

Communications with Directors

        Our Board of Directors welcomes communications from our stockholders and other interested parties. Communications to our Board of Directors, to any committee of our board, to the Lead Independent Director (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, should be sent to:

Board of Directors, Committee Name or director's name, as appropriate
California Resources Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024

        We will forward all correspondence directly to the committee or individual director, as appropriate. Our independent directors approved our process for collecting and organizing stockholder communications to the Board of Directors.

        If any stockholder or third party has a complaint or concern regarding accounting, internal accounting controls or auditing matters at CRC, they should send their complaint in writing to Mr. Gannon, the Chairman of the Audit Committee, at the address listed above.

The Board's Role in Risk Oversight

        Our Company's management is responsible for the day-to-day management of risks to the Company. The Board of Directors has broad oversight responsibility for our risk management programs.

Consideration of Director Nominees

Identifying and Evaluating Nominees for Directors

        Our Nominating and Governance Committee is responsible for leading the search for individuals qualified to serve as directors and for recommending to the board nominees as directors to be presented for election at meetings of the stockholders or of the Board of Directors. Our Nominating and Governance Committee evaluates candidates for nomination to the Board of Directors, including those recommended by stockholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. Our Nominating and Governance Committee may retain outside consultants to assist in identifying director candidates in its sole discretion, but it did not engage any outside consultants in connection with selecting the nominees for election at the Annual Meeting.

Director Criteria, Qualifications, Experience and Diversity

        Our Corporate Governance Guidelines contain qualifications that apply to director nominees recommended by our Nominating and Governance Committee. The Nominating and Governance Committee will consider and review the candidate's following qualifications:

  •
  relevant skills, qualifications and experience;

  •
  independence under applicable standards;

  •
  business judgment;

  •
  service on boards of directors of other companies;

  •
  personal and professional integrity, including commitment to the Company's core values;

  •
  willingness to commit the required time to serve as a Board of Directors member;

  •
  familiarity with the Company and its industry; and

  •
  such other matters as the committee deems appropriate.

        The Nominating and Governance Committee also will consider the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board of Directors.

Certain Relationships and Related Transactions

Policies and Procedures

        Our Board of Directors adopted policies restricting related party transactions. We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Corporate Secretary's office implements procedures to obtain information from the directors and executive officers with respect to related party transactions. Determinations as to whether an executive officer or director has a direct or indirect material interest and whether such an interest is permissible are determined by the Audit Committee of our Board of Directors. Agreements that embody transactions that are material in amount or significance are filed with the SEC as required.

        Our business ethics and corporate policies prohibit significant conflicts of interest. Any waivers of these policies require approval by a compliance officer, the corporate compliance committee or uninvolved members of the Audit Committee (in the case of conflicts of our executive officers or directors). Under our business ethics and corporate policies, conflicts of interest generally are deemed to occur when private or family interests interfere or compete with the interests of our Company.

        We have multiple processes for reporting conflicts of interests, including related party transactions. Under the business ethics and corporate policies, all our directors and employees are required to report any known or apparent conflict of interest, or potential conflict of interest, to their supervisors, a compliance officer, the corporate compliance committee or the Audit Committee as appropriate. As part of any review, the following factors are generally considered:

  •
  the nature of the related person's interest in the transaction;

  •
  the material terms of the transaction;

  •
  the importance of the transaction to the related person;

  •
  the importance of the transaction to us;

  •
  whether the transaction would impair the judgment of a director or executive officer to act or their ability to act in our best interest;

  •
  whether the transaction might affect a director's independence under NYSE standards; and

  •
  any other matters deemed appropriate with respect to the particular transaction.

        We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, the charter of our Nominating and Governance Committee requires that the committee members assess the independence of the non-management directors at least annually, including a requirement that it determine whether any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described above under "Director Independence Determinations."

Arrangements between CRC and Occidental

Separation and Distribution Agreement

        The Separation and Distribution Agreement governs the terms of the separation of Occidental's California oil and gas exploration and production operations and related assets, liabilities and obligations (the "California business") from Occidental's other businesses. Generally, the Separation and Distribution Agreement includes the agreements of Occidental and us on the steps taken to complete the separation, including the assets and rights transferred, liabilities assumed or retained, contracts assigned and related matters. The Separation and Distribution Agreement provided for Occidental and us to transfer specified assets and liabilities between the two companies to separate the California business from Occidental's remaining businesses. As a result of this transfer, we own all assets exclusively related to the California business, including the assets reflected on our balance sheet as of September 30, 2014 other than assets disposed of after such date, and certain other assets related to the California business specifically allocated to us. We are also responsible for all liabilities, including environmental liabilities, to the extent relating to the operation or ownership of the California business or any of the assets allocated to us in the separation, as well as all liabilities arising out of, relating to or resulting from our new financing arrangements or reflected as liabilities on our balance sheet as of September 30, 2014, subject to the discharge of any such liabilities after September 30, 2014. Occidental retained all other assets and liabilities, including assets and liabilities related to discontinued businesses (other than those businesses that were a part of the California business prior to being discontinued). For purposes of allocating assets and liabilities between us and Occidental, the Separation and Distribution Agreement provides that the California business generally means:

  •
  the exploration for and development and production of crude oil and condensate, NGLs and natural gas in the State of California and in state waters offshore California, including all California operations of Occidental's oil and gas segment;

  •
  the ownership and operation of our power plants at Elk Hills Field and in a portion of the Wilmington Field;

  •
  the marketing and trading of crude oil and condensate, NGL, natural gas, water, steam and electricity produced in the operations described in the prior two bullet points; and

  •
  the abandonment, monitoring and remediation of oil and gas properties and operations utilized therein.

        The Separation and Distribution Agreement also provides that the California business does not include the existing third-party gas marketing business of Occidental's non-California midstream and marketing segment, which participates in various U.S. markets, including California.

        Unless otherwise provided in the Separation and Distribution Agreement or any of the related ancillary agreements, all assets were transferred on an "as is, where is" basis.

        The Separation and Distribution Agreement required Occidental and us to endeavor to obtain consents, approvals and amendments required to novate or assign the assets and liabilities that are to be transferred pursuant to the Separation and Distribution Agreement as soon as reasonably practicable. Generally, if the transfer of any assets or liabilities required a consent that would not be obtained before the distribution, or if any assets or liabilities were erroneously transferred or if any assets or liabilities were erroneously not transferred, each party agreed to hold the relevant assets or liabilities for the intended party's use and benefit (at the intended party's expense) until they could be transferred to the intended party.

        The Separation and Distribution Agreement also governs the treatment of all aspects relating to indemnification and insurance, and generally provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of the remaining Occidental business with Occidental. The Separation and Distribution Agreement also established procedures for handling claims subject to indemnification and related matters. We and Occidental generally released each other from all claims arising prior to the Spin-off other than claims arising under the transaction agreements, including the indemnification provisions described above.

Transition Services Agreement

        The Transition Services Agreement sets forth the terms on which Occidental will provide to us, and we will provide to Occidental, on an as-needed basis for 12 to 18 months from the Spin-off, certain services or functions that the companies historically have shared.

Tax Sharing Agreement

        The Tax Sharing Agreement governs the respective rights, responsibilities, and obligations of Occidental and us with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes. The Tax Sharing Agreement will remain in effect until the parties agree in writing to its termination; however, notwithstanding such termination, the Tax Sharing Agreement will remain in effect with respect to any payments or indemnification due for all taxable periods prior to such termination during which the agreement was in effect.

        In general, pursuant to the Tax Sharing Agreement:

  •
  CRC and Occidental agreed to cooperate in the preparation of tax returns, refund claims and with regard to audits concerning matters covered by the agreement;

  •
  the Tax Sharing Agreement assigns responsibilities for administrative matters, such as the filing of tax returns, payment of taxes due, retention of records and conduct of audits, examinations, or similar proceedings;

  •
  with respect to any periods (or portions thereof) ending prior to the distribution and periods that begin on or before but end after the distribution, Occidental will pay any U.S. federal income taxes of the affiliated group of which Occidental is the common parent and, if CRC (including any of its subsidiaries) is included in that affiliated group, CRC will pay Occidental an amount equal to the amount of additional U.S. federal income taxes payable by Occidental resulting from Occidental's election to capitalize some or all of certain CRC intangible drilling costs. Occidental has sole discretion to make the election but will likely elect to capitalize intangible drilling costs only to the extent that higher CRC taxable income is needed to ensure that distributions paid by CRC to Occidental or its subsidiaries are not taxable. CRC will also be responsible for any increase in Occidental's federal tax liability for any period in which CRC or any CRC subsidiaries are combined or consolidated with Occidental if such increase results from audit adjustments attributable to CRC's business;

  •
  with respect to any periods (or portions thereof) ending prior to the distribution and periods that begin on or before but end after the distribution, Occidental will pay any state or local franchise or income taxes that are determined on a consolidated, combined, or unitary basis and, if CRC (including any of its subsidiaries) is included in such determination, CRC will pay Occidental an amount equal to the amount of additional taxes payable by Occidental resulting from Occidental's election to capitalize some or all of certain CRC intangible drilling costs. CRC will also be responsible for any increase in Occidental's state tax liability for any period in which CRC or any CRC subsidiaries are combined or consolidated with Occidental if such increase results from audit adjustments attributable to CRC's business;

  •
  with respect to any periods (or portions thereof) beginning after the distribution, CRC will be responsible for any U.S. federal, state or local income taxes of CRC and its subsidiaries;

  •
  Occidental will be responsible for any U.S. federal, state, local, or foreign taxes due with respect to tax returns that include only Occidental and/or its subsidiaries (excluding CRC and its subsidiaries), and CRC will be responsible for any U.S. federal, state, local or foreign taxes due with respect to tax returns that include only CRC and/or its subsidiaries;

  •
  to the extent that any gain or income is recognized by Occidental (including its subsidiaries) in connection with the failure of the Spin-off or certain transactions undertaken in preparation for, or in connection with, the Spin-off, to qualify for tax-free treatment under the relevant provisions of the Code, CRC will indemnify Occidental for any taxes on such gain or income to the extent such failure is attributable to:

  o
  inaccurate covenants, representations, or warranties by CRC (or any CRC subsidiaries) made in connection with the Tax Sharing Agreement or any tax ruling requested or received from the IRS or opinions of Occidental's outside tax advisors;

  o
  any breach by CRC (or any CRC subsidiaries) of certain restrictive covenants in the Tax Sharing Agreement; or

  o
  certain other actions taken by CRC; and

  •
  CRC will bear 50% of the amount of any taxes resulting from gain or income that is recognized by Occidental (including its subsidiaries) in connection with the failure of the Spin-off or a related transaction to qualify for tax-free treatment under the relevant provisions of the Code, to the extent such failure is not attributable to the fault of either party; however, if CRC receives an increase in the tax basis of its depletable, depreciable or amortizable assets as a result of any such tax being imposed, CRC will pay to Occidental an amount equal to any reduction in its tax liability attributable to such basis increase when such reduction in tax liability arises.

        Occidental received a private letter ruling from the IRS substantially to the effect that certain aspects of the transactions that were undertaken in preparation for, or in connection with, the Spin-off will not cause the distribution to be taxable to Occidental or its affiliates for federal income tax purposes.

        CRC agreed to certain restrictions intended to preserve the tax-free status of certain transactions related to the Spin-off. During the two-year period following Occidental's disposition of the 71,500,000 shares of CRC common stock retained in the Spin-off, these covenants restrict CRC's ability to: (a) voluntarily liquidate or dissolve; (b) merge, convert or consolidate with or into another entity; (c) issue any capital stock or other equity interests, options or rights to acquire capital stock or other equity interests, or any other instruments convertible into or exchangeable for, or that could otherwise result in the issuance of, capital stock or other equity interests; (d) redeem or otherwise repurchase any outstanding capital stock or other equity interests, rights or instruments, other than pursuant to open market stock repurchase programs meeting certain requirements; (e) recapitalize, reclassify, or alter the voting rights of one or more shares of capital stock or other equity interests, rights or instruments; (f) take certain other actions inconsistent with any representation made in any materials provided in connection with any private letter ruling request or opinions of Occidental's outside tax advisors; (g) increase or decrease the number of members of the board of directors of CRC or any pre-Spin-off CRC subsidiary, alter in any way the procedures for the nomination, election, and termination of members of the board, or expand, contract, or otherwise modify the rights of the board to govern the affairs of CRC except in certain circumstances; (h) sell, exchange, distribute, or otherwise dispose of any pre-Spin-off CRC subsidiary or all or a substantial part of the assets of any of the trades or businesses conducted by CRC and the pre-Spin-off CRC subsidiaries (other than sales or transfers of inventory in the ordinary course of business) before the Spin-off except in certain circumstances; (i) take, or fail to take, any action that causes the trades or businesses conducted by CRC or any pre-Spin-off CRC subsidiary to cease to be actively conducted in substantially the manner conducted pre-Spin-off; (j) sell, transfer or agree to sell or transfer to any corporate subsidiary any assets held by certain Occidental subsidiaries before Occidental's internal reorganization in connection with the Spin-off; (k) enter into any negotiations, agreements, understandings, or arrangements with respect to any of the foregoing; and (l) take, or fail to take, any action that could reasonably be expected to cause the Spin-off to fail to qualify as a tax-free transaction under Sections 355, 361 and/or 368(a)(1)(D) of the Code. CRC may take certain actions otherwise subject to these restrictions only if Occidental consents to the taking of such action or if CRC obtains, and provides to Occidental, a private letter ruling from the IRS and/or an opinion from an independent law firm or accounting firm, in either case, reasonably acceptable to Occidental, to the effect that such action would not jeopardize the tax-free status of certain transactions related to the Spin-off.

Employee Matters Agreement

        The Employee Matters Agreement governs Occidental's and our compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement provides for the following:

  •
  the transfer of all employees who, following the Spin-off, work for the California business ("transferred employees") to us or one of our subsidiaries;

  •
  the assumption (or retention) by us and our subsidiaries of all liabilities and obligations relating to current and former employees of the California business (excluding, with respect to current employees, certain pension obligations and, with respect to former employees, certain pension, retiree medical and nonqualified deferred compensation plan obligations);

  •
  the retention by Occidental of all employee and benefit plan-related liabilities and obligations not relating to current or former employees of the California business;

  •
  the establishment by us and our subsidiaries of new employee benefit plans for purposes of providing benefits to transferred employees;

  •
  the cessation of active participation by transferred employees under all benefit plans sponsored by Occidental;

  •
  the conversion of Occidental equity and equity-based awards held by transferred employees into awards with respect to our common stock;

  •
  the adjustment of Occidental equity and equity-based awards not held by transferred employees to reflect the effect of the Spin-off;

  •
  the transfer of all assets held in trusts maintained by Occidental which relate to benefits payable under certain defined benefit plans maintained by our subsidiaries to a trust (or trusts) maintained by the respective subsidiaries;

  •
  the transfer of liabilities and other obligations relating to benefits accrued by transferred employees pursuant to Occidental's supplemental retirement and nonqualified deferred compensation plans from Occidental to us and our subsidiaries;

  •
  that the Spin-off is not intended to constitute a "change in control" or similar transaction under Occidental or our benefit and compensation plans;

  •
  the crediting of transferred employees for their service with Occidental for purposes of determining eligibility, vesting and benefit levels under our benefit plans; and

  •
  general cooperation and sharing of information between us and Occidental on matters relating to the transfers of employees and employee benefit plan-related liabilities and obligations.

AMI Agreement

        The Area of Mutual Interest Agreement ("AMI Agreement") has a five-year term and sets forth the terms upon which Occidental may acquire an interest in and rights with respect to certain oil and gas properties (the "AMI Interests") in the United States (excluding California and federal waters offshore California) (the "AMI Area"). Pursuant to the terms of the AMI Agreement, for a period of one year after notice from us, Occidental may elect to exercise an option to acquire an interest in the AMI Interests. Upon exercise, Occidental will acquire an undivided 51% interest in the subject AMI Interests for consideration equal to the sum of (i) 51% of the net acquisition price paid by us for such AMI Interests and (ii) 51% of the drilling and/or operating costs paid by us (net of any reimbursements) in respect of such AMI Interests attributable to any periods after the date of our acquisition of such AMI Interests, and less (iii) 51% of the revenue attributable to such AMI Interests after the date of our acquisition of such AMI Interests, subject to certain limited exceptions. If applicable, in connection with the exercise of Occidental's option, we will resign as operator and vote for Occidental or its designee as the replacement operator.

Confidentiality and Trade Secret Protection Agreement

        Pursuant to the Confidentiality and Trade Secret Protection Agreement, we agreed to keep confidential certain information we learned about Occidental prior to the Spin-off. In order to preserve Occidental's trade secrets and confidential information and to protect the goodwill transferred to us in connection with the Spin-off, among other things, CRC and Occidental agreed (i) not to hire the other party's employees for a period of one year following the completion of the Spin-off and (ii) not to solicit the other party's employees for an additional four years following the expiration of the non-hire restrictions.

Intellectual Property License Agreement

        The Intellectual Property License Agreement sets forth the terms on which Occidental, on behalf of itself and its affiliates, licensed certain intellectual property and documentation to us and our affiliates, including software owned by Occidental and its affiliates. We have the right to create derivative works of the software and documentation and use them for our internal business purposes. The Intellectual Property License Agreement also sets forth the terms on which we licensed Occidental and its affiliates certain data and documentation. Occidental and its affiliates have the right to create derivative works of such data and documentation and use them for their internal business purposes.

Stockholder's and Registration Rights Agreement

        Prior to the distribution, we and Occidental entered into a Stockholder's and Registration Rights Agreement pursuant to which we agreed that, upon the request of Occidental, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of the disposition of shares of our common stock retained by Occidental after the distribution and to cooperate with Occidental to facilitate its disposition of the retained securities through one or more exchanges for Occidental common stock. In addition, we agreed to certain restrictions on our ability to file registration statements during any exchange offer or grant registration rights to third parties during the term of the Stockholder's and Registration Rights Agreement. Occidental also granted us a proxy to vote the shares of our common stock that Occidental retained immediately after the distribution in proportion to the votes cast by our other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any transfer of such share from Occidental to a person other than Occidental, and neither the voting agreement nor the proxy will limit or prohibit any transfer.

Other Related Party Transactions

        In addition to the related party transactions described in "Arrangements between CRC and Occidental" above, this section discusses other transactions and relationships with related persons since the beginning of our most recently completed fiscal year.

Marketing Transactions

        Substantially all of our marketing of oil, gas and NGLs had historically been transacted through Occidental's marketing subsidiaries. For the years ended December 31, 2014, 2013 and

2012, sales through Occidental's marketing subsidiaries accounted for approximately $2.7 billion, $4.2 billion and $4.0 billion of our net sales, respectively.

        In August 2014, we began to market products through a wholly-owned marketing subsidiary and, through January 31, 2015, we entered into contracts for approximately $70 million in net sales with subsidiaries of Plains All American Pipeline, L.P. ("Plains"). In addition, we have a ship-or-pay agreement with Plains that provides us with capacity to transport 10,000 barrels per day of NGLs starting the second quarter of 2015. Occidental owns approximately 13% of the general partner of Plains. Funds managed by Kayne Anderson Capital Advisors L.P. and affiliates ("Kayne Anderson") own approximately 20% of the general partner of Plains, approximately 3.4% of the limited partner units of Plains and an additional approximately 4.5% general partner interest in Plains GP Holdings, L.P. (the public portion of the general partner). Occidental appoints a director, and Mr. Sinnott serves as a director, for the general partner of Plains and Mr. Sinnott also serves as a director for Plains.

Transactions with Related Persons, Promoters and Certain Control Persons

        Certain funds controlled by Kayne Anderson Investment Management, Inc., of which Mr. Sinnott serves as President, purchased, and subsequently sold, $5 million in aggregate principal amount of our 6% senior notes due 2024.

        Wells Fargo & Company, of which Mr. Sloan currently serves as Senior Executive Vice President Wholesale Banking, or its affiliates ("Wells") acted as a Joint Book-Running Manager for, and initial purchaser for approximately $430 million in aggregate principal amount of, our senior unsecured notes. Wells currently holds none of such notes. Wells is acting as trustee under the indenture and as the exchange agent under the Company's exchange offer of the notes for registered notes, and as a lender and Documentation Agent under our Revolving Credit Facility and Term Loan Facility. Wells' portion of the total commitments, and the maximum aggregate principal amount outstanding in 2014, under our Revolving Credit Facility and Term Loan collectively was approximately $235 million and $114 million, respectively. As of February 9, 2015, Wells' portion of the amount outstanding under the Revolving Credit Facility is $38 million. Wells received interest of approximately $210,000 under the Revolving Credit Facility and Term Loan in 2014 at interest rates varying between 2.15% and 4.25%.

Audit Committee Report

        The Audit Committee of the Board of Directors of California Resources Corporation ("CRC") approves the appointment of the independent registered public accounting firm, and monitors (1) the integrity of the financial statements of CRC; (2) the independent registered public accounting firm's qualifications, independence and performance; (3) the effectiveness and performance of CRC's internal audit function; and (4) the compliance by CRC with legal and regulatory requirements.

        The Board of Directors has determined that each of the members of the Audit Committee satisfies the standards of independence established under the Securities and Exchange Commission's ("SEC") rules and regulations and listing standards of the New York Stock Exchange. The Board of Directors has further determined that each of the members of the Audit Committee is financially literate and that Mr. Gannon is an "audit committee financial expert" as defined by the rules and regulations of the SEC.

        In connection with our financial statements for the year ended December 31, 2014, the Audit Committee has:

  •
  reviewed and discussed with management the audited financial statements contained in CRC's Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

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  discussed with CRC's independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Auditing Standard No. 16;

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  received the written disclosures from KPMG LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence;

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  discussed with KPMG LLP its independence from CRC and its management; and

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  had an executive session with KPMG LLP to provide them with the opportunity to discuss any other matters that they desired to raise without management present.

        Based on the review and discussions with CRC's management and independent registered public accounting firm, as set forth above, the Audit Committee recommended to CRC's Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Audit Committee,

Justin A. Gannon
Ronald L. Havner, Jr.
Richard W. Moncrief

February 26, 2015

Compensation Discussion and Analysis

Executive Compensation

        For purposes of the following Compensation Discussion and Analysis and Executive Compensation disclosures, the following sets forth our "named executive officers" for the year ended December 31, 2014:

Name	Position
Todd A. Stevens	President and Chief Executive Officer
Marshall D. Smith	Senior Executive Vice President and Chief Financial Officer
William E. Albrecht	Executive Chairman
Roy Pineci	Executive Vice President—Finance
Darren Williams	Executive Vice President—Exploration

Compensation Program

        The CRC Compensation Committee was formed in December of 2014 following our Spin-off from Occidental which occurred on November 30, 2014.

        In order to avoid disruptions to our executive compensation program and ensure an orderly transition of CRC's new management team, our initial executive compensation program was approved by Occidental's Executive Compensation Committee ("Occidental's Compensation Committee") and was in effect at the time of our Spin-off in November. As such, all executive compensation decisions for our named executive officers prior to and in conjunction with the Spin-off were made by Occidental. Pay Governance LLC, Occidental's independent compensation consultant, assisted in the design and implementation of our initial compensation program.

        In early 2014, Pay Governance LLC assisted Occidental's Compensation Committee in developing an initial compensation peer group for purposes of conducting market analyses and to determine the level and form of executive and broad-based compensation immediately following the Spin-off.

        Executive compensation decisions following the Spin-off have been made by the CRC Compensation Committee. In January 2015, the CRC Compensation Committee engaged Meridian Compensation Partners ("Meridian") as its independent compensation consultant to assist with the review and development of the 2015 compensation program. In February 2015 the CRC Compensation Committee approved a new annual incentive program, as described in "2015 Annual Incentive Design" below.

Compensation Philosophy

        The following core principles form the foundation of the initial compensation program for our executives, including the named executive officers.

  First, compensation programs should motivate our executives to take actions that are aligned with our short- and long-term strategic objectives, and appropriately balance risk versus potential reward.

  Second, a high percentage of senior executive's pay should be based on performance to ensure the highest level of accountability to stockholders.

  Third, performance pay should offer an opportunity for above average compensation when our performance exceeds our goals balanced by the risk of below average compensation when it does not.

  Fourth, a focus on the long-term performance of the Company, thereby more closely aligning their interests with those of our stockholders.

Compensation Objectives

        Our initial executive compensation program was designed to provide competitive compensation levels generally targeted to market median, with flexibility to adjust these levels based on individual factors such as experience, performance, and internal equity. The following matters were important to the development of our compensation program:

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  Market practices.

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  The need for a smooth transition and retention of talent from Occidental to us.

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  The need to attract executive talent from outside of Occidental.

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  The need to provide CRC with an initial program immediately following the Spin-off, recognizing that our Board of Directors (or a committee thereof) and management will be responsible for program design following the Spin-off.

        The descriptions below reflect our initial compensation program for our named executive officers following the Spin-off, which we inherited from Occidental. During 2015, the CRC Compensation Committee will review the compensation program and make adjustments as it deems appropriate to support our long-term strategic objectives.

Peer Companies for Initial Compensation Program Design

        Since we considered market practices in designing our initial compensation program, Pay Governance LLC, in its role for the Occidental Compensation Committee, helped to develop a peer group of companies on which to base market practice. This market data was considered in the design of our initial compensation program. Our compensation peer group was developed using a multi-step screening process based on the following criteria:

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  Industry—Companies in the Global Industry Classification Standard sub-industry of oil and gas exploration and production.

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  Scope—Companies in the range of 25%—400% of our expected market capitalization and 40%—250% of our expected revenue.

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  Geography—U.S.-listed companies focused on U.S. exploration and production.

        Based on these factors, the following compensation peer group was selected by the Occidental Compensation Committee, which includes companies generally similar in operations and scope to CRC, as well as companies that may have some operational or scope differences to CRC, but are in the same industry and provide a more robust peer group:

Apache Corporation	Cabot Oil and Gas Corporation
Chesapeake Energy Corporation	Cimarex Energy Co.
Concho Resources Inc.	Continental Resources, Inc.
Denbury Resources Inc.	Devon Energy Corporation
EOG Resources, Inc.	Marathon Oil Corporation
Newfield Exploration Company	Noble Energy, Inc.
Pioneer Natural Resources Company	QEP Resources, Inc.
Range Resources Corporation	Southwestern Energy Company
Whiting Petroleum Corporation	WPX Energy, Inc.

Components of the Initial Compensation Program

        Our initial compensation program encompasses the concept that overall executive compensation should include elements that provide an appropriate level of fixed compensation necessary to attract and retain employees; annual incentive compensation that links annual cash compensation to the achievement of key short-term performance goals; and long-term compensation linked to goals that contribute to long-term growth of shareholder value.

        The following tables describe the components of our initial compensation program and the objectives of each component.

Annual Compensation

	Description	Objectives
Base Salary	Annual cash compensation	Provide an appropriate level of fixed compensation necessary to attract and retain employees
Recognize and reward skills, competencies, experience, leadership and individual contribution
Annual Incentive	Annual cash incentive based on corporate and individual performance	Link annual cash compensation to individual performance and attainment of key short-term performance results across all executive officers as measured primarily by annual operating performance

Long-Term Compensation

	Description	Objectives
Stock Options	Provides opportunity to purchase stock at a fixed price over a seven-year period. Results in value only if stock price increases	Link realized compensation over long-term to appreciation in stock price Facilitate retention of employees Build executive stock ownership Align interests of management with those of stockholders

Description	Objectives
Performance Based Restricted Stock Awards	Long-term incentive program with award payouts tied to achievement of financial goals	Link compensation to achieved performance against key financial goals over a three to seven year period, as well as changes in share price

Facilitate retention of employees

Align interests of management with those of stockholders

        Salary—The salaries for our named executive officers were established by Occidental based on peer group market data, as well as individual factors including experience, internal pay equity, and the need to attract and retain exceptional executives from inside and outside of Occidental.

        Annual Incentive—The annual incentive component of our initial compensation program was designed to promote the achievement of financial, operating and strategic goals that are aligned with creation of shareholder value, including specific activities related to the Spin-off. Under the annual incentive plan, each named executive officer had a target annual incentive opportunity expressed as a percentage of salary. The bonus targets were based on the position and scope of responsibilities of each named executive officer. Award opportunities ranged from 0% to 200% of target to be paid in cash.

        Because the Spin-off of the California business was announced by Occidental in February 2014 and completed on November 30, 2014, our named executive officers spent the majority of 2014 focused on establishing us as an independent public company, while also managing our California operations to produce strong results in the deteriorating oil price environment in the second half of the year. Thus, our named executive officers' focus in 2014 was different than that of other Occidental executives. The CRC Compensation Committee considered this and the timing of the Spin-off and determined that the 2014 annual incentive for the named executive officers should recognize both the results related to the execution of the Spin-off and the results of the California business in 2014, independent of Occidental's 2014 results.

        Specifically, the CRC Compensation Committee considered the following factors in its determination of the 2014 annual incentive payouts for the named executive officers (see Annex A for a reconciliation of GAAP and non-GAAP figures and other information with respect to core income, EBITDAX, reserve replacement ratio, and finding and development costs):

  Financial and Operating Results

  •
  Delivered strong full year results in spite of a sharp decline in oil prices in the last half of 2014 (average price of Brent declined from $108.76 in 2014 to $99.51 in 2013 (8.5% decline), realized prices were $92.30 in 2014 versus $104.16 in 2013 and $68.54 in fourth quarter 2014 versus $99.32 in fourth quarter 2013):

  o
  Core income of $650 million in 2014 versus $869 million in 2013

  o
  EBITDAX of $2.5 billion in 2014 versus $2.7 billion in 2013

  o
  Cash flow from operations of $2.4 billion in 2014 versus $2.5 billion in 2013

  •
  Delivered total average 2014 production of 159 MBOEPD versus 154 MBOEPD in 2013 (3% increase)

  •
  Increased average oil production to 99 MBOEPD in 2014 from 90 MBOEPD in 2013 (10% increase)

  •
  Achieved record average quarterly total production of 165 MBOEPD in fourth quarter 2014 (5% over fourth quarter 2013, 3% over third quarter 2014)

  •
  Achieved record average quarterly oil production of 105 MBOEPD in fourth quarter 2014 (12% over fourth quarter 2013, 5% over third quarter 2014)

  •
  Delivered organic reserve replacement ratio from our capital program of 203%

  •
  Increased 2014 year-end reserves to 768 million BOE versus 744 million BOE in 2013

  •
  Reduced finding and development costs to $17.68 per BOE in 2014 versus $19.16 per BOE in 2013

  •
  Quickly responded to the deteriorating oil price environment by:

  o
  Starting an aggressive cost containment program toward the end of 2014, contributing to a decline in production costs to $16.07 per BOE in the fourth quarter of 2014 versus $17.74 per BOE in the third quarter of 2014

  o
  Reducing our drilling rig count from 27 in November 2014 to 6 at year end 2014

  o
  Implementing a hedging program covering almost all of our oil production for the first six months of 2015 to protect against our down-side risk and preserve our ability to execute our capital program

  Health, Safety and Environment (HSE)

  •
  Improved HSE performance, as indicated by a combined employee and contractor injury and illness incidence rate IIR of 0.46 in 2014 versus 0.53 in 2013

  •
  Enhanced CRC's reputation in California by supplying a record 2 billion gallons of water from our steamflood operations to California's agriculture industry and, as a result, CRC provided more water for irrigation than the amount of fresh water we purchased for our statewide operations

  Execution of Spin-off

  •
  Recruited a highly qualified group of outside directors

  •
  Recruited a senior management team both from within Occidental and with external hires in key positions

  •
  Established independent financial systems and functions, information technology infrastructure and support groups, trading and marketing operations and supply chain groups

  •
  Placed $6.0 billion of long-term debt at favorable interest rates

  •
  Established a $2.0 billion unsecured revolving credit facility

  •
  Met with over 180 investors prior to Spin-off

  •
  Successfully executed the Spin-off despite a dramatic downturn in commodity prices

        Based on an overall evaluation of these factors, the Compensation Committee determined that payout of the 2014 annual incentives in the range of the target incentive amounts with modest upward adjustments for significant individual contributions, as shown in the table below, would appropriately reward the named executive officers for their 2014 performance. The CRC Compensation Committee believes that these payouts appropriately reflect the outstanding operational performance, HSE accomplishments, and successful Spin-off while also recognizing the adverse impact of the oil price decline on financial results and shareholder value.

Named Executive Officer	2014 Annual Incentive Target as Percent of Salary	2014 Annual Incentive Payout as Percent of Target	Resulting Cash Payout
Todd A. Stevens	100%	105%	$865,000
Marshall D. Smith	100%	113%	$675,000
William E. Albrecht	150%	100%	$750,000
Roy Pineci	75%	101%	$310,000
Darren Williams	90%	100%	$405,000

        Long-Term Incentives—Our initial compensation program provides the majority of each named executive officer's compensation package through long-term incentives. The long-term incentive portion of the initial compensation program used two types of awards in 2014:

  •
  Stock Options—Stock options represent 50%-60% of the total long-term incentive award value for our named executive officers. These awards are intended to incentivize executive behaviors that drive value creation that leads to long-term growth of shareholder value. The stock options will vest in equal annual installments over three years from the grant date and will have a seven-year exercise term. To provide additional incentive to named executive officers to achieve meaningful stock price appreciation, initial awards of stock options to named executive officers in connection with the Spin-off were granted with an exercise price that was 10% above the fair market value of our common stock at the time of the grant.

  •
  Performance-Based Restricted Stock Awards—Restricted stock represents 40%-50% of the total long-term incentive award value for our named executive officers. These awards are intended primarily to enhance retention and development of ownership in the new organization and will vest, subject to attainment of a minimum level of earnings before interest, taxes, depreciation and amortization ("EBITDA") as an established performance goal, as early as the end of three years from the grant date if the performance criteria are met, or as late as the end of seven years from the grant date. If the performance goal is not attained by the end of seven years, the award will forfeit in its entirety.

        The following table summarizes key features of the long-term incentive components of the initial compensation program for the 2014 grants for our named executive officers.

	Performance-Based Restricted Stock Awards	Stock Options
Vesting Period	Later of 3 years or attainment of performance goals.	1/3 of grant at end of each of first, second and third years.
Performance Period	3-7 Years	1-7 Years
Form of Payout	Stock	Stock
Performance Basis	Cumulative EBITDA of at least $250 million times the number of full calendar quarters starting January 1, 2015, and ending on the third anniversary of the grant date.	Stock price appreciation exceeding 10% above the fair market value of CRC stock at the time of the grant.
Forfeiture Provisions
Subject to attainment of the performance goal, shares of stock will become non-forfeitable on the vesting date.

If the grantee dies, becomes permanently disabled, retires with our consent, or is terminated without cause for our convenience prior to the vesting date, then the grantee will forfeit a pro rata portion of the shares based on the days remaining until the vesting date.

If the grantee terminates voluntarily or is terminated for cause prior to the vesting date, all of the shares will be forfeited.

Stock options will become non-forfeitable on the applicable vesting dates.

If the grantee dies, becomes permanently disabled, retires with our consent, or is terminated without cause for our convenience prior to the final vesting date, then the grantee will forfeit a pro rata portion of the unvested stock options based on the days remaining until the final vesting date. Vested stock options will remain exercisable through the term of the original award.

If the grantee terminates voluntarily or is terminated for cause prior to the final vesting date, all unvested stock options will be forfeited.

Vested stock options will be exercisable for 90 days following the termination of employment, subject to the expiration of the 7-year exercise period, and will be forfeited after that date.

Performance-Based Restricted Stock Awards	Stock Options
Change in Control	In the event of a change in control prior to the vesting date, if a grantee is terminated by us as a result of the change in control, unvested restricted stock awards will become non-forfeitable.

In the event of a change in control after the vesting date, but prior to certification of the performance threshold, the shares of stock will become non-forfeitable.

In the event of a change in control prior to the final vesting date, if a grantee is terminated by us as a result of the change in control, unvested stock options will vest and become exercisable.

Vested stock options will remain exercisable through the term of the original award.

2015 Annual Incentive Design

        In February 2015, the CRC Compensation Committee enlisted the services of Meridian to help design the 2015 annual incentive. The new annual incentive is designed to align individual bonus awards with overall Company performance with a focus on key metrics and appropriate operational and strategic decisions intended to increase shareholder value. Prominent in the design is the Value Creation Index (VCI), a measure that the Compensation Committee believes is an effective indicator of shareholder value creation.

        Under the approved design, payout of the 2015 annual incentive will be evaluated based on the following performance components and weightings against pre-determined targets:

Performance Component	Weighting

Value Creation Index (VCI)	25%
Production	15%
Unit Cost	10%
Health, Safety and Environment	10%
Strategic and Operational Objectives	40%

        Award opportunities under the 2015 annual incentive will range from 0% - 200% of target incentive amounts approved for each executive and will be paid in cash.

Individual Compensation Arrangements

        Set forth below are descriptions of the initial annual compensation program for our named executive officers, as approved by the Occidental Compensation Committee prior to the Spin-off. Base salaries and annual incentive targets reflect the annual rates that were in effect at the time of the Spin-off. Long-term incentives reflect the grant date values of awards made in 2014.

Todd A. Stevens—President and Chief Executive Officer

        For biographical information regarding Mr. Stevens, see "Our Board of Directors" above.

Initial Compensation Program
Base Salary	$825,000
Annual Incentive at Target	$825,000
Long-Term Incentive
Restricted Stock Award	$2,000,000
Stock Option Award	$3,000,000

Total Annual Cash and Equity Compensation at Target	$6,650,000

Marshall (Mark) D. Smith—Senior Executive Vice President and Chief Financial Officer

        Mr. Smith was appointed Senior Executive Vice President and Chief Financial Officer of CRC in July 2014. He most recently served as Senior Vice President of Ultra Petroleum Corp. from January 2011 to July 2014 and served as its Chief Financial Officer from July 2005 to July 2014. Mr. Smith's 32 years of experience in the energy industry spans operations, strategic planning, corporate finance and business development. He began his career as a petroleum engineer working at both major and independent oil companies, later focusing on mergers, acquisitions and corporate finance advisory assignments. Mr. Smith served as Vice President of Upstream Business Development at Constellation Energy from 2004 to 2005. He was Vice President of Business Development at J.M. Huber Energy from 2002 to 2004, and Chief Financial Officer of Gulf Liquids, Inc. from 2001 to 2002.

Initial Compensation Program
Base Salary	$600,000
Annual Incentive at Target	$600,000
Long-Term Incentive
Restricted Stock Award	$1,200,000
Stock Option Award	$1,800,000

Total Annual Cash and Equity Compensation at Target	$4,200,000

William E. Albrecht—Executive Chairman

        For biographical information regarding Mr. Albrecht, see "Our Board of Directors" above.

Initial Compensation Program
Base Salary	$500,000
Annual Incentive at Target(1)	$500,000
Long-Term Incentive
Restricted Stock Award	$2,000,000
Stock Option Award	$2,000,000

Total Annual Cash and Equity Compensation at Target	$5,000,000

(1)
For 2014, Mr. Albrecht's annual incentive target remained at the Occidental approved amount of $750,000. On January 1, 2015, it was reduced to $500,000.

Roy Pineci—Executive Vice President—Finance

        Mr. Pineci was appointed Executive Vice President—Finance in July 2014. Mr. Pineci served as Vice President and Controller of Occidental Petroleum Corporation from November 2008 to July 2014, and served as Senior Vice President, Occidental Oil and Gas from November 2007 to November 2008. He served as Vice President, Internal Audit for Occidental Petroleum Corporation from June 2005 to October 2007. Prior to joining Occidental, Mr. Pineci was a Partner at KPMG LLP in Los Angeles where he worked from 2002 through May 2005 and worked at Andersen LLP from 1985 to 2002 where he was a partner from 1997.

Initial Compensation Program
Base Salary	$410,000
Annual Incentive at Target	$307,500
Long-Term Incentive
Restricted Stock Award	$680,000
Stock Option Award	$1,020,000

Total Annual Cash and Equity Compensation at Target	$2,417,500

Darren Williams—Executive Vice President—Exploration

        Mr. Williams was appointed Executive Vice President—Exploration in September 2014. Mr. Williams has 20 years of experience in the oil and gas industry, working 17 of those years for Marathon Oil in London, Houston and Oklahoma City. Mr. Williams has broad experience and a proven track record in both conventional and unconventional exploration programs. Mr. Williams served as Africa Exploration Manager and President of Marathon Upstream Gabon Limited from May 2013 to September 2014. From September 2010 to May 2013 he served as Oklahoma Subsurface Manager where he managed the Woodford shale development program and established Marathon's Oklahoma Resource Basin growth strategy. From 2008 to 2010, Mr. Williams served as Gulf of Mexico Exploration and Appraisal Manager overseeing participation in the Gunflint and Shenandoah discoveries and from 2004 to 2008 he managed teams responsible for discovery of the Droshky field and rebuilding Marathon's deepwater Gulf of Mexico inventory. From 1997 to 2004, Mr. Williams held various roles exploring assets in Europe, Africa & the Gulf of Mexico.

Initial Compensation Program
Base Salary	$450,000
Annual Incentive at Target	$405,000
Long-Term Incentive
Restricted Stock Award	$800,000
Stock Option Award	$1,200,000

Total Annual Cash and Equity Compensation at Target	$2,855,000

Other Compensation and Benefits

        In addition to the three components of the executive compensation program described above, we provide the following programs to our named executive officers.

        Qualified Defined Contribution Plan—All of our employees are eligible to participate in a tax-qualified, defined contribution plan. The defined contribution plan provides for periodic cash contributions by us based on annual cash compensation and employee deferrals. Employees are permitted to contribute into the plan a percentage of their annual salary and bonus up to the annual limit set by IRS regulations. Employees are able to direct their account balances to a variety of investments.

        Nonqualified Defined Contribution Plan—Substantially all employees, including our named executive officers, whose participation in our qualified defined contribution plan is limited by applicable tax laws are eligible to participate in our supplemental savings plan (the "SSP"), a nonqualified defined contribution plan, which provides additional retirement benefits outside of those limitations starting in 2015.

        Annual allocations for each participant are generally intended to restore the amounts that would have been contributed to our qualified defined contribution plan but for certain tax law limitations, and certain employer allocations are subject to a vesting schedule that requires the completion of three years of service. Vested account balances will be payable following separation from service.

        Interest on SSP account balances is allocated monthly to each participant's account. The amount of interest earnings is calculated using a daily rate equal to the sum of (i) the yield on five-year U.S. Treasury Constant Maturities based on a monthly frequency from the prior month divided by 365 and (ii) 0.167% divided by the number of days in the applicable month. Each of CRC's named executive officers is eligible to participate in the SSP.

        In addition, we sponsor a supplemental retirement plan (the "SRP II"), which was established for purposes of the assumption by us of certain liabilities under the Occidental Petroleum Corporation Supplemental Retirement Plan II. The SRP II also provided for an employer allocation for the month of December 2014, and all account balances under the SRP II are fully vested at all times. Account balances under the SRP II are credited with interest on a monthly basis based on the sum of 0.167% plus the yield on five-year U.S. Treasury Constant Maturities based on a monthly frequency for the monthly processing period.

        In order to provide greater financial planning flexibility to participants while not increasing costs under the plan, the SRP II allows in-service distribution of a participant's account at a specified age, but not earlier than age 60, as elected by the participant when initially participating in the plan. After a participant receives a specified age distribution, future allocations under the SRP II and earnings on those allocations are to be distributed in the first 70 days of each following year.

        Nonqualified Deferred Compensation Plan—Certain management and other highly compensated employees (including each of our named executive officers) are eligible to participate in our nonqualified deferred compensation plan (the "DCP"). Under the DCP, participants are able to elect to defer a portion of their base salary and annual bonus for a given year. Each year, we will allocate an additional amount to a DCP participant's account equal to the amounts that are not contributed to the qualified and nonqualified defined contribution plans due to the deferral of compensation for such year. Deferred amounts will earn interest based on the yield on five-year U.S. Treasury Constant Maturities based on a monthly frequency plus 2%, converted to a monthly allocation factor. Vested account balances will be payable following separation from service, or upon attainment of a specified age elected by the participant.

        Tax Preparation and Financial Planning—Our senior executives, including each of the named executive officers, are eligible to receive reimbursement, up to certain annual limits, for income tax preparation, financial planning and investment advice, including legal advice related to tax and financial matters.

        Insurance—We offer a variety of health coverage options to all employees. Named executive officers participate in these plans on the same terms as other employees. In addition, for all employees above a certain job level, we pay for an annual physical examination. We provide all non-bargained employees with life insurance equal to twice the employee's base salary. We also provide senior executives, including the named executive officers, with excess liability insurance coverage.

        Severance Benefits—We maintain a notice and severance pay plan that, in connection with a qualifying termination of employment, provides for up to 12 months of base salary and other insurance coverage, depending on years of service, for non-bargained employees, including the named executive officers.

CRC Long-Term Incentive Plan

        Prior to the Spin-off, the California Resources Corporation Long-Term Incentive Plan (the "LTIP") was adopted to attract and retain our employees, executives and directors. The LTIP provides for the grant of cash-based and equity-based awards with respect to our common stock. The LTIP authorizes awards to be granted covering up to 25,000,000 shares of our common stock, subject to adjustment in accordance with the terms of the LTIP upon certain changes in capitalization and similar events. Awards payable in cash or payable in cash or shares, including restricted shares, that are forfeited, cancelled (other than for tax withholding) or do not vest, and shares that are subject to awards that expire or for any reason are terminated, cancelled, or fail to vest, will be available for subsequent awards under the LTIP. If an award under the LTIP is or may be settled only in cash, such award will not be counted against the share limit in the LTIP.

        During the term of the LTIP, no participant may be granted awards with respect to more than 12,500,000 shares of our common stock, subject to adjustment in accordance with the terms of the LTIP. In addition, under the LTIP the maximum amount of compensation that can be paid with respect to any performance-based awards denominated in cash granted to any one individual during any calendar year is $20,000,000.

        We have broad discretion under the LTIP to determine the types of awards that are granted to eligible persons. Upon a "change in control" (as defined in the LTIP), unless otherwise determined by the committee appointed to administer the LTIP (the "Committee"), all awards outstanding pursuant to the plan will fully vest and, if applicable, become exercisable. In addition, upon any change that is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or any other recapitalization, appropriate adjustments may be made by the Committee in the shares subject to the LTIP and awards under the LTIP.

Conversion of Occidental Compensation Awards in Connection with Spin-off

        Each equity or cash-based long-term incentive award with respect to Occidental common stock (other than Occidental restricted shares, which are described below) that was held by our named executive officers was converted upon the Spin-off into an award of shares of our restricted common stock (an "RSA"), with the number of shares determined based upon the trading price of Occidental's common stock preceding the Spin-off and our common stock following the Spin-off and (a) the payout of such incentive award at target performance, in the case of performance cycles with more than one year of performance remaining as of the Spin-off, and (b) the payout of such incentive award based upon actual performance, calculated as of a date on or prior to the Spin-off (as was determined by the Occidental Compensation Committee), in the case of performance cycles with less than one year of performance remaining as of the Spin-off. From and after the Spin-off, such restricted shares are subject to service-based vesting requirements satisfied through continued service with us the same as the time-based vesting requirements that were applicable to the corresponding Occidental incentive award and, in the case of performance-based awards held by individuals with a title of executive vice president or above (including our named executive officers), performance-based vesting requirements.

        Each share of restricted Occidental common stock held by our named executive employees was converted into an RSA, with the number of shares determined based upon the trading price of our common stock following the Spin-off. The restricted common stock will vest based upon the same schedule as the prior Occidental restricted share, subject to continued service with us, and, in the case of awards held by individuals with a title of executive vice president or above (including our named executive officers), performance-based vesting requirements established by the CRC Compensation Committee.

        The RSAs held by our named executive officers are performance-based awards with payouts that depend on the outcome of the performance criteria and the price of our stock on the award certification date, as applicable, with the possibility of no payout if performance criteria is not met. These are long-term awards with two-year and three- to seven-year performance periods, as applicable, that, based on achievement of performance criteria, will vest or become non-forfeitable between 2015 and 2021. For a description of the performance criteria, See "Components of the Initial Compensation Plan" above.

CRC Employee Stock Purchase Plan

        We adopted the California Resources Corporation 2014 Employee Stock Purchase Plan (the "ESPP"), effective January 1, 2015, which provides our employees (including our named executive officers), the ability to purchase shares of our common stock at a price equal to 85% of the closing price of a share of our common stock as of the first day of each offering period or the last day of each offering period, whichever amount is less.

        The maximum number of shares of our common stock which may be issued pursuant to the ESPP is 5,000,000, subject to adjustment pursuant to the terms of the ESPP. In addition, participants in the ESPP are subject to certain limits on the number of shares that can be purchased in any given year and during any given offering period under the ESPP.

Settlement and Termination of Occidental Retention and Separation Arrangements

        In connection with the Spin-off, we assumed retention and separation arrangements between certain of our named executive officers and Occidental, which were subsequently settled and terminated, as described below.

        In February 2013, Occidental provided an arrangement regarding retention payment and separation benefits (the "Retention and Separation Arrangements") in certain circumstances for Messrs. Stevens, Albrecht and Pineci, none of whom has as employment agreement that addresses termination payments and benefits. These arrangements replaced any notice and severance pay that they would have otherwise received under the applicable Occidental severance plan.

        Had Messrs. Stevens, Albrecht and Pineci remained employees of Occidental, they would have received a retention payment of two times their then-current annual base salary, payable in one lump sum cash payment one year after a new Chief Executive Officer of Occidental began employment. In addition, had Messrs. Stevens, Albrecht and Pineci been terminated without cause prior to December 31, 2014, they would have received certain enhanced severance benefits.

        Immediately prior to the Spin-off, in connection with the payment of a transition bonus of $1,250,000, Occidental settled and terminated the Retention and Separation Arrangement with Mr. Albrecht. In December 2014, the CRC Compensation Committee considered the agreements that were assumed from Occidental and decided to terminate the remaining Retention and Separation Arrangements because they did not consider it desirable to continue the connection between our executives' benefits under these legacy arrangements and the status of Occidental's management. Messrs. Stevens and Pineci agreed to settle and terminate the future payments under the Retention and Separation Arrangements in exchange for lump sum cash payments of $850,000 and $820,000, respectively. We believe these amounts would be smaller than the potential payments we would have otherwise been obligated to make at a future date under the Retention and Separation Agreements, which would have been based on each executive's compensation levels at that time.

One-Time Sign-On Arrangements

        In connection with the commencement of their employment during 2014, Messrs. Smith and Williams received one-time sign-on benefits in the form of cash payments and restricted stock grants to help attract them to CRC and to make up for unvested equity-based awards they forfeited from their prior employers.

        Mr. Smith received a cash sign-on bonus of $500,000 and a restricted stock grant with a grant date value of $2,500,000, which will vest, subject to attainment of an EBITDA performance goal consistent with the RSAs described above, at the end of two years following the grant date.

        Mr. Williams received a cash sign-on bonus of $600,000 and a restricted stock grant with a grant date value of $600,000, which will vest, subject to attainment of an EBITDA performance goal consistent with the RSAs described above, at the end of three years following the grant date.

Stock Ownership Guidelines

        We have minimum stock ownership guidelines for senior executives. The target direct and indirect ownership level for the Chief Executive Officer is six times annual base salary, and for the other named executive officers, is three times annual base salary. Executives have five years to attain their required ownership levels.

Tax Considerations

        Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of non-performance-based compensation that we may deduct in any one year with respect to certain of our highest-paid executive officers. Certain qualified performance-based compensation is not subject to the deduction limit. Although tax consequences are considered in our compensation decisions, we have not adopted a policy that all compensation must be deductible. Rather, our Compensation Committee gives priority to the overall compensation objectives discussed above.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement relating to the 2015 Annual Meeting of Stockholders.

Compensation Committee,

Justin A. Gannon
Harold M. Korell
Timothy J. Sloan

February 26, 2015

Executive Compensation Tables

Summary Compensation Table

        At the time of the Spin-off, we were a newly-formed entity and had not historically paid compensation or had employees (including named executive officers). The tables below and the accompanying footnotes summarize the aggregate 2014 compensation paid by us and Occidental for the individuals who comprise our named executive officers.

Name	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(6)	Total
Todd A. Stevens	2014	$525,000	$865,000	$2,000,000	$3,000,000	$525,000	$0	$1,158,135	$8,073,135
President and Chief Executive Officer
Marshall D. Smith	2014	$245,455	$1,175,000	$3,700,000	$1,800,000	$0	$0	$117,556	$7,038,011
Senior Executive Vice President and Chief Financial Officer
William E. Albrecht	2014	$614,583	$750,000	$2,000,000	$2,000,000	$0	$0	$1,803,726	$7,168,309
Executive Chairman
Roy Pineci	2014	$410,000	$310,000	$1,360,000	$1,020,000	$0	$0	$998,707	$4,098,707
Executive Vice President—Finance
Darren Williams	2014	$133,168	$1,005,000	$1,400,000	$1,200,000	$0	$0	$15,790	$3,753,958
Executive Vice President—Exploration

(1)
For Mr. Stevens, reflects nine months at his prior Occidental salary of $425,000 and three months at his CRC salary of $825,000.
For Mr. Smith, reflects his CRC salary of $600,000 for the period beginning on his hire date of August 5, 2014.
For Mr. Albrecht, reflects eleven months at his prior Occidental salary of $625,000 and one month at his CRC salary of $500,000.
For Mr. Pineci, his salary remained unchanged at $410,000 for the entire year.
For Mr. Williams, reflects his CRC salary of $450,000 for the period beginning on his hire date of September 15, 2014.

(2)
The amounts shown include the executive's annual incentive award, which was paid in the first quarter of 2015, plus cash sign-on awards of $500,000 and $600,000 paid to Messrs. Smith and Williams, respectively.

(3)
Awards that are payable in stock are stated at the grant date fair value, which incorporates the value of our stock as well as the estimated payout percentage as of the grant date. For Mr. Smith, includes a one-time sign-on restricted stock grant of $2,500,000. For Mr. Pineci, includes a restricted stock replacement award for an Occidental cash-based performance award of $680,000. For Mr. Williams, includes a one-time sign-on restricted stock grant of $600,000.

(4)
The amounts shown represent the grant date fair value of options granted as computed in accordance with United States generally accepted accounting principles (GAAP), excluding forfeiture estimates, as more fully described in Note 11 to Consolidated and Combined Financial Statements in CRC's Form 10-K for the year ended December 31, 2014.

(5)
The amount for Mr. Stevens reflects the cash portion of an Occidental Return on Assets Incentive award that was granted in 2009 and paid in 2014.

(6)
The following table shows "All Other Compensation" amounts for 2014.

All Other Compensation

	Todd A. Stevens		Marshall D. Smith		William E. Albrecht		Roy Pineci		Darren Williams
Qualified Plans(a)	$18,633		$9,715		$18,633		$18,633		$6,530
Supplemental Plans(b)	$139,704		$17,389		$172,958		$91,658		$6,225
Retention Agreement Settlement	$850,000		$0		$1,250,000		$820,000		$0
Personal Benefits	$149,798	(c)	$90,452	(d)	$362,135	(e)	$68,416	(f)	$3,035	(g)

Total	$1,158,135		$117,556		$1,803,726		$998,707		$15,790

(a)
The amount shown is the sum of the company contributions to the qualified defined contributions retirement and savings plans—the California Resources Corporation Savings Plan and the Occidental Petroleum Corporation Savings Plan (the "Qualified Plans"). Includes company matching contributions and retirement contributions.

(b)
The amount shown is the sum of the company contributions to the nonqualified defined contribution plans and nonqualified deferred compensation plans and a cash restoration payment for amounts that were not contributed to the qualified or nonqualified plans (the "Supplemental Plans") due to the Spin-off ($1,083 each for Messrs. Stevens, Smith, Albrecht and Pineci, and $17 for Mr. Williams).

(c)
Includes tax preparation and financial counseling ($23,104), excess liability insurance, dividend equivalents paid on unvested Occidental restricted stock incentive awards ($124,080), and physical examinations.

(d)
Includes relocation benefits beyond those generally available to employees ($32,190), tax reimbursement related to the relocation benefits ($32,674), dividend equivalents paid on unvested Occidental restricted stock incentive awards ($18,162), personal use of Occidental's aircraft and CRC's fractional interest in aircraft and tax reimbursement related to the amounts paid by the company for spousal travel ($3,574).

(e)
Includes tax preparation and financial counseling, excess liability insurance, physical examinations, dividend equivalents paid by Occidental on unvested restricted stock incentive awards ($140,523), personal use of Occidental's aircraft and CRC's fractional interest in aircraft and commuting expenses ($183,795) and tax reimbursement related to the amounts paid by the company for commuting expenses and spousal travel ($21,202 and $6,145, respectively).

(f)
Includes tax preparation and financial counseling, excess liability insurance, physical examinations and dividend equivalents paid by Occidental on unvested restricted stock incentive awards ($64,406).

(g)
Includes tax reimbursement related to relocation benefits beyond those generally available to employees ($1,850) and tax reimbursement related to amounts paid by the company for spousal travel ($1,185).

Grants of Plan-Based Awards

        The table below summarizes the following plan-based awards granted in 2014 to our named executive officers: Restricted Share Awards ("RSAs") and Stock Option Awards ("Options").

        During 2014, plan-based awards were granted to our named executive officers by both us and Occidental. Awards that were granted by Occidental during 2014 and converted to CRC awards at the Spin-off are included in this table. Awards that were granted by Occidental in prior years and converted to CRC awards at the Spin-off are included in the Outstanding Equity Awards table in the following section.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name / Type of Grant	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold # Shares	Target # Shares	Maximum # Shares	(# of Shares)	(# of Shares)	($)	($)
Todd A. Stevens
Annual Incentive(1)		$8,250	$825,000	$1,650,000
RSA(2)	12/1/2014					237,710					$2,000,000
Options(3)	12/1/2014								1,515,152	$8.11	$3,000,000
Marshall D. Smith
Annual Incentive(1)		$6,000	$600,000	$1,200,000
RSA(4)	12/1/2014					305,649					$2,500,000
RSA(5)	12/1/2014					170,455					$1,200,000
Options(3)	12/1/2014								909,091	$8.11	$1,800,000
William E. Albrecht
Annual Incentive(1)		$7,500	$750,000	$1,500,000
RSA(2)	12/1/2014					237,710					$2,000,000
Options(3)	12/1/2014								1,010,102	$8.11	$2,000,000
Roy Pineci
Annual Incentive(1)		$3,075	$307,500	$615,000
RSA(2)	12/1/2014					80,820					$680,000
Options(3)	12/1/2014								515,152	$8.11	$1,020,000
Darren Williams
Annual Incentive(1)		$4,050	$405,000	$810,000
RSA(6)	12/1/2014					73,974					$600,000
RSA(5)	12/1/2014					113,637					$800,000
Options(3)	12/1/2014								606,061	$8.11	$1,200,000

(1)
Payout of annual incentive ranges from 0% to 200% of target. Threshold amounts shown at 1% of target. For Messrs. Smith and Williams, employment offers guaranteed payout not less than target for 2014.

(2)
Awards were granted as Occidental time-vested restricted stock awards on July 9, 2014 and were converted to CRC performance-based restricted stock awards at the time of the Spin-off as described in "Conversion of Occidental Compensation Awards in Connection with Spin-off" above. Dollar value shown represents the estimated Occidental grant date fair value of the full number of shares granted which become non-forfeitable on the later of July 8, 2017, through which date the executive is required to remain employed, and the date our Compensation Committee certifies the achievement of the performance goal, which must be met no later than June 30, 2021. The RSA award does not have threshold to maximum payout ranges.

(3)
The amounts shown represent the grant date fair value of options granted as computed in accordance with GAAP, excluding forfeiture estimates, as more fully described in Note 11 to Consolidated and Combined Financial Statements in CRC's Form 10-K for the year ended December 31, 2014. The exercise price was determined based on a 10% premium over the CRC closing stock price on the grant date.

(4)
A one-time sign-on restricted stock grant with a grant value of $2,500,000 was granted as an Occidental time-vested restricted stock award on August 5, 2014 and was converted to CRC performance-based restricted stock award at the time of the Spin-off as described in "Conversion of Occidental Compensation Awards in Connection with Spin-off" above. Dollar value shown represents the estimated Occidental grant date fair value of the full number of shares granted which become non-forfeitable on the later of August 4, 2016, through which date the executive is required to remain employed, and the date our Compensation Committee certifies the achievement of the performance goal, which must be met no later than June 30, 2020. The RSA award does not have threshold to maximum payout ranges.

(5)
Dollar value shown represents the estimated grant date fair value of the full number of shares granted which become non-forfeitable on the later of November 30, 2017, through which date the executive is required to remain employed, and the date our Compensation Committee certifies the achievement of the performance goal, which must be met no later than September 30, 2021. The RSA award does not have threshold to maximum payout ranges.

(6)
A one-time sign-on restricted stock grant with a grant date value of $600,000 was granted as an Occidental time-vested restricted stock award on September 15, 2014 and was converted to CRC performance-based restricted stock award at the time of the Spin-off as described in "Conversion of Occidental Compensation Awards in Connection with Spin-off" above. Dollar value shown represents the estimated Occidental grant date fair value of the full number of shares granted which become non-forfeitable on the later of September 14, 2017, through which date the executive is required to remain employed, and the date our Compensation Committee certifies the achievement of the performance goal, which must be met no later than June 30, 2021. The RSA award does not have threshold to maximum payout ranges.

Outstanding Equity Awards at December 31, 2014

        The table below sets forth the outstanding equity awards held as of December 31, 2014 by our named executive officers, including Restricted Stock Awards (RSA) and Stock Option Awards (Options). For additional information relating to these awards, please read "Conversion of Occidental Compensation Awards in Connection with Spin-off."

		Option Awards				Stock Awards
Name / Type of Grant	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Todd A. Stevens
RSA(2)	12/1/2014							229,252	$1,263,179
RSA(3)	12/1/2014							106,726	$588,060
RSA(4)	12/1/2014							106,726	$588,060
RSA(5)	12/1/2014							142,289	$784,012
RSA(6)	12/1/2014							237,710	$1,309,782
Options(7)	12/1/2014		1,515,152	$8.11	11/30/2021
Marshall D. Smith
RSA(8)	12/1/2014							305,649	$1,684,126
RSA(9)	12/1/2014							170,455	$939,207
Options(7)	12/1/2014		909,091	$8.11	11/30/2021
William E. Albrecht
RSA(2)	12/1/2014							229,252	$1,263,179
RSA(3)	12/1/2014							177,864	$980,031
RSA(4)	12/1/2014							177,864	$980,031
RSA(5)	12/1/2014							237,152	$1,306,708
RSA(6)	12/1/2014							237,710	$1,309,782
Options(7)	12/1/2014		1,010,102	$8.11	11/30/2021
Roy Pineci
RSA(2)	12/1/2014							108,895	$600,011
RSA(3)	12/1/2014							44,797	$246,831
RSA(4)	12/1/2014							89,593	$493,657
RSA(5)	12/1/2014							96,659	$532,591
RSA(6)	12/1/2014							80,820	$445,318
Options(7)	12/1/2014		515,152	$8.11	11/30/2021
Darren Williams
RSA(10)	12/1/2014							73,974	$407,597
RSA(9)	12/1/2014							113,637	$626,140
Options(7)	12/1/2014		606,061	$8.11	11/30/2021

(1)
The amounts shown represent the product of the number of shares or units shown in the column immediately to the left and the closing price on December 31, 2014 of our common stock as reported in the NYSE Composite Transactions, which was $5.51.

(2)
CRC replacement award for award originally granted by Occidental on July 11, 2012. The shares are forfeitable until the later of July 10, 2015 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2019.

(3)
CRC replacement award for award originally granted by Occidental on July 22, 2013. The shares are forfeitable until the later of June 30, 2016 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2020.

(4)
CRC replacement award for award originally granted by Occidental on July 22, 2013. The shares are forfeitable until the later of July 21, 2016 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2020.

(5)
CRC replacement award for award originally granted by Occidental on July 22, 2013. The shares are forfeitable until the later of December 31, 2016 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2020.

(6)
CRC replacement award for award originally granted by Occidental on July 9, 2014. The shares are forfeitable until the later of July 8, 2017 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2021.

(7)
The exercise price was set at 10% above the closing market price of CRC stock on the grant date. One-third of the options become exercisable on each of the following dates: November 30, 2015, November 30, 2016, and November 30, 2017. Unexercised options expire on November 30, 2021.

(8)
CRC replacement award for award originally granted by Occidental on August 5, 2014. The shares are forfeitable until the later of August 4, 2016 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2020.

(9)
The shares are forfeitable until the later of November 30, 2017 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than September 30, 2021.

(10)
CRC replacement award for award originally granted by Occidental on September 15, 2014. The shares are forfeitable until the later of September 14, 2017 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2021.

Option Exercises and Stock Vested in 2014

        The following table summarizes, for our named executive officers, the CRC and Occidental option and stock awards vested during 2014. No CRC option or stock awards vested during 2014. Prior to the Spin-off, certain Occidental stock awards vested, as indicated in the following table.

Previously Granted Vested Option Awards Exercised and Previously Granted Stock Awards Vested in 2014

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Todd A. Stevens	0	$0	15,539	$1,561,359
Marshall D. Smith	0	$0	0	$0
William E. Albrecht	0	$0	15,539	$1,561,359
Roy Pineci	0	$0	6,604	$663,570
Darren Williams	0	$0	0	$0

(1)
Messrs. Stevens, Albrecht and Pineci had Occidental stock awards which vested in 2014 prior to the Spin-off resulting in the realized values indicated based on the number of Occidental shares vested and the closing price of Occidental common stock on the vesting date.

2014 Nonqualified Deferred Compensation Table

        The following table sets forth for 2014 the contributions, earnings, withdrawals and balances under the SRP II and the DCP in which the named executive officers participated. Each of the named executive officers was fully vested in their respective aggregate balances shown below, which include amounts CRC assumed from Occidental plans in connection with the Spin-off. For additional information relating to these plans, see "Nonqualified Defined Contribution Plan" and "Nonqualified Deferred Compensation Plan," above.

Name	Plan	Executive Contributions in 2014 ($)(1)	Company Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions in 2014 ($)(3)	Aggregate Balance at 12/31/2014 ($)
Todd A. Stevens	SRP II	$0	$138,526	$35,876	$0	$1,073,671
	DCP	$58,500	$95	$22,999	$0	$658,403
Marshall D. Smith	SRP II	$0	$16,306	$49	$0	$16,355
William E. Albrecht	SRP II	$0	$171,875	$4,136	$133,249	$175,621
Roy Pineci	SRP II	$0	$90,575	$27,069	$0	$802,909
Darren Williams	SRP II	$0	$6,208	$9	$0	$6,217

(1)
No employee contributions are permitted in the SRP II.

(2)
Amounts represent company 2014 contributions to the SRP II, which are reported under "All Other Compensation" in the Summary Compensation Table.

(3)
Distribution made in February 2014 in accordance with the specified age elections described under "Nonqualified Defined Contribution Plan" above.

Potential Payments upon Termination or Change in Control

Summary

        Payments and other benefits payable to named executive officers in various termination circumstances and a change of control are subject to certain policies, plans and agreements. Following is a summary of the material terms of these arrangements.

        Under our Notice and Severance Pay Plan, employees, including named executive officers without employment agreements (which includes our named executive officers), terminated in certain circumstances without cause or as a result of a change of control are eligible for up to 12 months base salary depending on years of service, two months of contributions pursuant to CRC's qualified and nonqualified savings plans, and continued medical and dental coverage for the 12-month notice and severance period at the active employee rate.

        Our Long-Term Incentive Plan has provisions that, in the event of a change in control, provide for the outstanding awards granted under such plan to become fully vested and exercisable unless the plan administrator determines, prior to the occurrence of the event, that benefits will not accelerate. This plan was approved by our sole stockholder when we were a subsidiary of Occidental. Notwithstanding the Plan provisions, as of December 31, 2014, certain outstanding awards provided for partial vesting upon a termination of employment as a result of a change in control. In February 2015, the CRC Compensation Committee amended the terms of the outstanding awards to provide for full vesting upon a termination of employment as a result of a change in control.

        Except as described in this summary and below under "Potential Payments," we do not have any other agreements or plans that would have required us to provide compensation to our named executive officers in the event of a termination of employment or a change of control.

Potential Payments

        In the discussion that follows, payments and other benefits payable upon various terminations and change of control situations are set out as if the conditions for payments had occurred and the terminations took place on December 31, 2014, and reflect the terms of applicable plans, agreements, offer letters and long-term incentive award agreements then in effect. The amounts set forth below are estimates of the amounts that would have been paid to each named executive officer upon his termination. The actual amounts to be paid out can be determined only at the time of separation. The disclosures below do not take into consideration any requirements under Section 409A of the Internal Revenue Code, which could affect, among other things, the timing of payments and distributions.

        The following payments and benefits, which are potentially available to all full-time salaried employees when their employment terminates, are not included in the amounts shown below:

  •
  Notice and Severance Pay Plan payments and benefits.

  •
  Life insurance proceeds equal to two times base salary, payable on death as available to all eligible employees.

  •
  Amounts vested under our plans that are qualified under Section 401(a) of the Internal Revenue Code.

  •
  Amounts vested under the Nonqualified Deferred Compensation arrangements.

  •
  Bonus under our annual incentive plan that would have been earned as of year-end. The amounts that were earned in 2014 by the named executive officers are included in the Summary Compensation Table.

  •
  Payout of unused accrued vacation.

        Mr. Stevens.    Mr. Stevens did not have an employment agreement. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2014.

Benefits and Payments Upon Termination	Retirement with CRC Consent	Death or Disability	Termination by Mr. Stevens or Termination for Cause	Termination without Cause	Change of Control(1)
Equity Compensation
RSA Awards(2)	$2,908,553	$2,092,153	$0	$2,092,153	$2,908,553
Option Awards(3)	$0	$0	$0	$0	$0

TOTAL	$2,908,553	$2,092,153	$0	$2,092,153	$2,908,553

        Mr. Smith.    Mr. Smith did not have an employment agreement. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2014.

Benefits and Payments Upon Termination	Retirement with CRC Consent, Death, or Disability	Termination by Mr. Smith or Termination for Cause	Termination without Cause	Change of Control(1)
Equity Compensation
RSA Awards(2)	$369,848	$0	$369,848	$369,848
Option Awards(3)	$0	$0	$0	$0

TOTAL	$369,848	$0	$369,848	$369,848

        Mr. Albrecht.    Mr. Albrecht did not have an employment agreement. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2014.

Benefits and Payments Upon Termination	Retirement with CRC Consent	Death or Disability	Termination by Mr. Albrecht or Termination for Cause	Termination without Cause	Change of Control(1)
Equity Compensation
RSA Awards(2)	$4,012,051	$2,651,401	$0	$2,651,401	$4,012,051
Option Awards(3)	$0	$0	$0	$0	$0

TOTAL	$4,012,051	$2,651,401	$0	$2,651,401	$4,012,051

        Mr. Pineci.    Mr. Pineci did not have an employment agreement. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2014.

Benefits and Payments Upon Termination	Retirement with CRC Consent	Death or Disability	Termination by Mr. Pineci or Termination for Cause	Termination without Cause	Change of Control(1)
Equity Compensation
RSA Awards(2)	$1,584,114	$1,105,708	$0	$1,105,708	$1,584,114
Option Awards(3)	$0	$0	$0	$0	$0

TOTAL	$1,584,114	$1,105,708	$0	$1,105,708	$1,584,114

        Mr. Williams.    Mr. Williams did not have an employment agreement. The following is a summary of the payments and benefits he would have been entitled to receive if the event specified occurred as of December 31, 2014.

Benefits and Payments Upon Termination	Retirement with CRC Consent, Death, or Disability	Termination by Mr. Williams or Termination for Cause	Termination without Cause	Change of Control(1)
Equity Compensation
RSA Awards(2)	$57,883	$0	$57,883	$57,883
Option Awards(3)	$0	$0	$0	$0

TOTAL	$57,883	$0	$57,883	$57,883

(1)
Amounts shown would have become payable only upon a termination of employment as a result of a change in control. Upon a change in control without a termination of employment, outstanding equity awards would have continued to vest according to their regular vesting schedules except for the RSA awards granted as replacement awards for the Occidental awards originally granted July 11, 2012. Those awards for Messrs. Stevens, Albrecht and Pineci would have immediately vested on a pro rata basis, resulting in payments of $1,042,845, $1,042,845 and $495,355, respectively. Amounts reflect award terms in effect on December 31, 2014. As described above, the award terms were amended on February 6, 2015 to provide for full vesting of RSA awards in the event of a change in control prior to the vesting date with a termination of employment as a result of the change in control. The additional amounts that would have been received under the amended terms were: $1,624,541 for Mr. Stevens, $2,253,485 for Mr. Smith, $1,827,678 for Mr. Albrecht, $734,296 for Mr. Pineci and $975,854 for Mr. Williams.

(2)
Represents the product of the year-end price of CRC common stock of $5.51 and the number of shares of restricted stock that become vested upon occurrence of the indicated event.

(3)
Under the terms of the option awards, options become i) vested on a prorated based upon the earlier of the executive's termination of employment for retirement, disability, death, or involuntary termination or ii) fully vested upon termination of employment as a result of a change in control. Option award values are $0 because in each case the option exercise price exceeded the year-end price of CRC common stock of $5.51.

Director Compensation

        In order to have our director compensation program in effect at the time of the Spin-off, our initial director compensation program was approved by the Occidental Compensation Committee. The CRC Board of Directors will make future decisions regarding our director compensation program.

        Pay Governance LLC, an independent compensation consultant, assisted in the design of our initial director compensation program. Specifically, Pay Governance worked with Occidental to develop a compensation peer group for purposes of conducting market analyses, as described above under "Peer Companies for Initial Compensation Program Design," and to determine the level and form of outside director compensation immediately following the Spin-off.

Program Objectives

        Our initial director compensation program was designed to be consistent with the programs of compensation peer companies. The following matters were considered important to development of our initial director compensation program:

  •
  Market practices of our compensation peer companies, as well as a group of 100 general industry companies similar in size to us, targeting a compensation package between the median of those two groups.

  •
  The need to recruit independent directors.

  •
  The need to provide us with appropriate initial programs immediately following the Spin-off, recognizing that our Board of Directors will be responsible for program design following the Spin-off.

Program Elements

        The elements of our approved outside director compensation program are as follows:

  •
  Outside directors receive an annual cash board retainer of $100,000.

  •
  Board committee chairpersons receive an additional annual cash retainer of $15,000.

  •
  The Lead Independent Director receives an additional annual cash retainer of $20,000.

  •
  Outside directors receive an annual equity award relating to our common stock equivalent to $150,000 on the grant date. The equity award will generally vest one year following the grant date.

  •
  A stock ownership guideline of five times the annual cash board retainer applies to outside directors and must be attained within five years of election to our Board of Directors.

2014 Compensation of Directors

        Because of the November 30, 2014 Spin-off date, outside directors received one-twelfth of the annual cash retainer amounts and one-half of the annual equity award described above. The following table sets forth the total compensation for 2014 for each of the non-employee directors who served in 2014:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total

Justin A. Gannon	$9,583	$75,000	$0	$84,583

Ronald L. Havner, Jr.	$8,333	$75,000	$0	$83,333

Harold M. Korell	$11,250	$75,000	$1,860	$88,110

Richard W. Moncrief	$9,583	$75,000	$0	$84,583

Avedick B. Poladian	$8,333	$75,000	$0	$83,333

Robert V. Sinnott	$9,583	$75,000	$0	$84,583

Timothy J. Sloan	$8,333	$75,000	$0	$83,333

(1)
Restricted Stock Unit awards were granted to each outside director based on the simple average volume weighted average price of CRC common stock for the four trading days immediately following the Spin-off, which was $7.04 per share. Amounts in the table reflect the grant date fair value of such awards, calculated in accordance with GAAP, excluding forfeiture estimates, as more fully described in Note 11 to the Consolidated and Combined Financial Statements in CRC's 10-K for the year ended December 31, 2014 regarding assumptions underlying valuation of equity awards. The RSU awards will vest at the end of one year from the Spin-off date or, if earlier, upon the occurrence of a change in control or the outside director's termination of service by reason of death or disability. None of these RSU awards were vested as of December 31, 2014.

(2)
None of the outside directors received any fees or payments for services other than as a director. Amounts shown are for tax reimbursements related to amounts paid by the Company for spousal travel.

Stock Ownership Information

Security Ownership of Directors, Management and Certain Beneficial Holders

        The following table sets forth certain information regarding beneficial ownership of common stock as of March 10, 2015 (unless otherwise indicated) of (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) our named executive officers (as defined herein), (3) each of our directors and director nominees, and (4) all of our executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)
Occidental Petroleum Corporation (3)	71,500,000	18.5%
Soroban Capital Partners LP (4)	38,469,999	9.98%
Southeastern Asset Management, Inc. (5)	33,481,500	8.8%
Longleaf Partners Small-Cap Fund (6)	33,090,500	8.7%
The Vanguard Group (7)	19,441,822	5.05%
William E. Albrecht	1,111,830	*
Justin A. Gannon	0	*
Ronald L. Havner, Jr.	0	*
Catherine A. Kehr (8)	0	*
Harold M. Korell	100,000	*
Richard W. Moncrief	800	*
Avedick B. Poladian	14,796	*
Robert V. Sinnott	0	*
Timothy J. Sloan	0	*
Todd A. Stevens	839,493	*
Roy Pineci	471,267	*
Marshall D. Smith	491,104	*
Darren Williams	187,611	*
Executive officers and directors as a group (consisting of 19 persons)	4,133,086	1.07%

*
Less than 1%.

(1)
Unless otherwise noted, the address for each beneficial owner is c/o California Resources Corporation, 10889 Wilshire Boulevard, Los Angeles, California 90024.

(2)
Except as otherwise noted below, based on total shares outstanding of 385,631,190 as of March 10, 2015.

(3)
Based on a Schedule 13G filed with the SEC on February 4, 2015 by Occidental. Occidental has sole voting and dispositive power with respect to 71,500,000 shares of common stock. Occidental's address is 5 Greenway Plaza, Suite 110, Houston, Texas 77046. In accordance with the Stockholder's and Registration Rights Agreement, Occidental granted us a proxy to vote the shares of our common stock that Occidental retained immediately after the distribution relating to the Spin-off in proportion to the votes cast by our other stockholders.

(4)
Based on a Schedule 13D filed with the SEC on February 2, 2015 by Seis Holdings LLC ("Seis"), C. Park Shaper ("Shaper"), Soroban Capital Partners LP ("SCP LP"), Soroban Master Fund LP ("SMF LP"), Soroban Capital GP LLC ("SCGP LLC"), Soroban Capital Partners GP LLC ("SCPGP LLC"), and Eric W. Mandelblatt ("Mandelblatt"). Seis, Shaper, SCP LP, SMF LP, SCGP LLC, SCPGP LLC and Mandelblatt are deemed to beneficially own 38,469,999 shares of common stock. SCP LP, SCGP LLC, SCPGP LLC and Mandelblatt have shared voting and dispositive power with respect to 34,469,999 shares of common stock. SMF LP has shared voting and dispositive power with respect to 26,847,532 shares of common stock. Seis and Shaper have shared voting and dispositive power with respect to 4,000,000 shares of common stock. SCP LP, SCGP LLC, SCPGP LLC, and Mandelblatt share the address of 444 Madison Avenue, 21st Floor, New York, New York 10022. SMF LP's address is Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands. Seis and Shaper share the address of 510 Bering Drive, Suite 220, Houston, Texas 77057.

(5)
Based on a Schedule 13G filed with the SEC on February 13, 2015 by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners—Small Cap Fund ("Longleaf"), and Mason Hawkins ("Hawkins"). Southeastern has (i) shared voting and dispositive power with respect to 33,090,500 shares of common stock; (ii) no voting power with respect to 391,000 shares of common stock; and (iii) sole dispositive power with respect to 391,000 shares of common stock. Southeastern's address is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

(6)
Based on a Schedule 13G filed with the SEC on February 13, 2015 by Southeastern, Longleaf and Hawkins. Longleaf has shared voting and dispositive power with respect to 33,090,500 shares of common stock. Longleaf's address is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

(7)
Based on a Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group ("Vanguard"). Vanguard has (i) sole voting power with respect to 181,716 shares of common stock, (ii) sole dispositive power with respect to 19,260,106 shares of common stock; and (iii) shared voting and dispositive power with respect to 181,716 shares of common stock. Vanguard's address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(8)
Ms. Kehr was appointed to the Board of Directors effective as of March 15, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act and related regulations require our Section 16 officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Section 16 officers, directors and greater than 10% beneficial owners are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of copies of such forms we received, we believe that, during the fiscal year ended December 31, 2014, our Section 16 officers, directors and greater than 10% beneficial owners timely complied with all applicable filing requirements of Section 16(a).

Proposals Requiring Your Vote

Proposal 1: Election of Directors

        Our Board of Directors is currently divided into three classes. One of the three classes is elected each year to succeed the directors whose terms are expiring. The terms of the directors in Classes I, II and III of the Board of Directors expire in 2015, 2016 and 2017, respectively. After such elections, the terms of each of the classes will all expire in 2018. Commencing with the election of the directors at the 2018 annual meeting, the Board of Directors will cease to be classified, and the directors elected at the 2018 annual meeting (and each annual meeting thereafter), other than those who may be elected by the holders of any series of preferred stock entitled to elect directors under specified circumstances, shall be elected for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal.

        In 2015, we have three nominees for Class I Director whose terms expire in 2015. Messrs. Gannon, Poladian and Sloan are currently Class I Directors whose terms are expiring at the 2015 Annual Meeting and each has been nominated by the Board of Directors for re-election through the 2018 annual meeting. A brief statement about the background and qualifications of each nominee is given above under "Our Board of Directors." If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our board or our Board of Directors may determine to reduce the size of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS
VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

Proposal 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm

        Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed KPMG LLP, independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2015. The Board of Directors recommends that stockholders vote for the ratification of this appointment. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the board believes that the change would be in the best interests of CRC and its stockholders. If the stockholders vote against ratification, the Board of Directors will reconsider its selection.

        KPMG LLP has served as our independent registered public accounting firm and audited our financial statements beginning with the fiscal year ended December 31, 2011. Prior to the Spin-off, our audit, audit-related, tax and other fees were paid by Occidental and were reflected in Occidental's consolidated financial statements.

        Set forth below are the aggregate fees incurred by us as a separate, publicly-traded company, for professional services rendered by KPMG LLP, the independent registered public accounting firm, for the last fiscal year:

2014
Audit Fees(1)	$1,985,000
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—

Total	$1,985,000

(1)
Audit Fees represent the aggregate fees for professional services provided in connection with the annual audit of our financial statements, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

        The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or, to the extent permitted by law, non-audit services) our independent registered accounting firm provides to us. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee approved or pre-approved all such services for CRC by our independent registered accounting firm in 2014.

        Prior to December 1, 2014, our Audit Committee consisted of a sole member, Mr. Poladian, who approved the appointment of KPMG as our independent registered accounting firm and pre-approved the services for the audit of our 2014 financial statements and the review of our quarterly financial statements for the period ended September 30, 2014. Effective December 1, 2014, the Board of Directors replaced Mr. Poladian with Messrs. Gannon, Havner and Moncrief to serve as the members of the Audit Committee, who then ratified KPMG's appointment to perform the 2014 audit. Additionally, prior to the establishment of our Board of Directors, the Audit Committee of Occidental pre-approved services to audit our employee benefit plan financial statements in 2014.

        A representative of KPMG LLP is expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
PROPOSAL 2 TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM, KPMG LLP, FOR FISCAL 2015.

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

        Section 14A of the Securities Exchange Act of 1934, as amended, requires us to provide our stockholders with an advisory (nonbinding) vote on the compensation paid to our named executive officers (sometimes referred to as the "say-on-pay" proposal) as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and narrative discussion set forth in this proxy statement. Accordingly, you may vote on the following resolution at our Annual Meeting:

    "RESOLVED, that the compensation paid to the Company's named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and narrative discussion, is hereby approved."

        This vote is nonbinding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

        As described above in detail under the "Compensation Discussion and Analysis" section of this proxy statement, our compensation program is designed to attract and retain talented executives and also to motivate our executives to achieve our designated goals and thereby create a successful company enhancing shareholder value. This advisory, nonbinding say-on-pay vote does not cover director compensation, which is also disclosed in the accompanying compensation tables.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Proposal 4: Advisory Vote on the Frequency of Future Stockholder Advisory Votes to Approve Named Executive Officer Compensation

        Section 14A of the Securities Exchange Act of 1934 also requires the Company to provide stockholders with the opportunity to determine, on an advisory, non-binding basis, how frequently the Company should seek stockholder approval of executive compensation, as disclosed pursuant to the SEC's compensation disclosure rules, on an advisory, non-binding basis. By voting on the Resolution below, stockholders may indicate whether they would prefer to approve executive compensation on an advisory, non-binding basis once every one, two or three years or to abstain from voting.

        After careful consideration of this Proposal 4, the Board of Directors has determined that stockholder approval of executive compensation on an advisory, non-binding basis that occurs every year is the most appropriate alternative for CRC, and therefore the Board of Directors recommends that you vote for a one-year interval for the approval of executive compensation on an advisory, non-binding basis.

        In formulating its recommendation, the Board of Directors considered that an annual vote on executive compensation on an advisory, non-binding basis will allow stockholders to provide the Company with their direct input on the Company's compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual stockholder approval of executive compensation on an advisory, non-binding basis is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

        You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years or every three years, or you may abstain from voting. Accordingly, you may vote on the following Resolution at the Annual Meeting.

    "RESOLVED, that the Company's stockholders determine, by voting on one of the four alternatives below, on an advisory, non-binding basis, the frequency of future stockholder advisory votes on the compensation of the Company's named executive officers:

    Choice 1—EVERY YEAR;

    Choice 2—EVERY TWO YEARS;

    Choice 3—EVERY THREE YEARS; or

    Choice 4—ABSTAIN from voting."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR "CHOICE 1"
FOR THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION.

Stockholder Proposals and Other Company Information

Stockholder Proposals and Director Nominations

        Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at our 2016 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, stockholder proposals should be received by our Corporate Secretary at the address below not later than November 21, 2015.

        For proposals that are not submitted for inclusion in our proxy statement under Rule 14a-8, as more specifically provided in our Bylaws, in order for nominations of persons for election to the Board of Directors or a proposal of any other business to be properly brought before the 2016 annual meeting of stockholders, it must be submitted in accordance with our Bylaws and must be received at our principal executive offices no earlier than January 8, 2016 and not later than February 7, 2016. Any such proposal must be an appropriate subject for stockholder action under applicable law and must comply with the notice requirements set forth in Section 2.9 of our Bylaws and should be sent in writing to:

California Resources Corporation, Attention: Corporate Secretary
9200 Oakdale Avenue, Suite 900
Chatsworth, California 91311

        Detailed information for submitting recommendations for director nominees is available upon written request to our Corporate Secretary at the address listed above.

Householding of Proxy Materials

        The SEC's proxy rules permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials to those stockholders. This method of delivery, often referred to as "householding," helps to reduce the amount of duplicative information that stockholders receive and lowers printing and mailing costs for companies.

        We are householding proxy materials for stockholders of record in connection with the Annual Meeting unless otherwise notified. We have been notified that certain intermediaries may household proxy materials as well. If you hold your shares of common stock through a broker, bank or other nominee that has determined to household proxy materials, only one set of proxy materials will be delivered to multiple stockholders sharing an address unless you notify your broker, bank or other nominee to the contrary.

        We will promptly deliver you a separate copy of the proxy materials for the Annual Meeting if you so request by calling (866) 659-2647 or (718) 921-8124 (for international callers) or you may contact your broker, bank or other nominee to make a similar request.

        Please contact us or your broker, bank or other nominee directly if you have questions or wish to receive separate copies of our proxy materials in the future. You should also contact us or your broker, bank or other nominee if you wish to request delivery of a single copy if you are currently receiving multiple copies. These options are available to you at any time.

2014 Annual Report

        Our 2014 Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the SEC, is being furnished to our stockholders primarily via the Internet and mailed to all stockholders who have requested to receive paper copies of the proxy materials. The 2014 Annual Report to Stockholders does not constitute a part of the proxy soliciting material.

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements and the financial statement schedules, if any, but not including exhibits, is also available at http://www.astproxyportal.com/ast/19727 and a copy will be furnished at no charge to each person to whom a Notice of Internet Availability of Proxy Materials is delivered upon the request of such person to the following:

TELEPHONE:	888-Proxy-NA (888-776-9962) or 718-921-8562 (for international callers)
EMAIL:	info@amstock.com
WEBSITE:	http://www.amstock.com/proxyservices/requestmaterials.asp

Annex A Reconciliation of Non-GAAP Measures and Other Information

Core Income

        The table below reconciles net income / (loss) to core income and lists unusual and infrequent items affecting earnings for the years ended December 31, 2014 and 2013 (in millions):

	2014	2013
Net income / (loss)	$(1,434)	$869
Unusual and infrequent items:
Asset impairments	3,402	—
Rig terminations and other price-related costs	52	—
Spin-off and transition related costs	55	—

	3,509	—

Tax effect of pre-tax adjustments	(1,425)	—

Core income	$650	$869

        Our results of operations can include the effects of significant unusual and infrequent transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core income," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing our earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core income is not considered to be an alternative to income reported in accordance with generally accepted accounting principles.

EBITDAX

        We define EBITDAX consistent with our credit facilities as earnings before interest expense; income taxes; depreciation, depletion and amortization; exploration expense; and certain other non-cash items and unusual, infrequent charges. Our management believes EBITDAX provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and investment community. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. This measure is a material component of one of our financial covenants under our credit facilities and is provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. EBITDAX should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.

A-1

        The following table presents a reconciliation of the non-GAAP financial measure of EBITDAX to the GAAP financial measure of net income for the years ended December 31, 2014 and 2013 (in millions):

	2014	2013
Net income / (loss)	$(1,434)	$869
Interest expense	72	—
Income tax expense / (benefit)	(987)	578
Asset impairments	3,402	—
Depreciation, depletion and amortization	1,198	1,144
Exploration expense	139	116
Other non-cash items	51	26
Unusual and infrequent charges(a)	107	—

EBITDAX	$2,548	$2,733

(a)
Includes rig terminations and other price-related costs, and Spin-off and transition related costs.

        The following table sets forth a reconciliation of the non-GAAP financial measure of EBITDAX to the GAAP measure of net cash provided by operating activities for the years ended December 31, 2014 and 2013 (in millions):

	2014	2013
Net cash provided by operating activities	$2,371	$2,476
Interest expense	72	—
Current income taxes	165	318
Cash exploration expenses	38	44
Changes in operating assets and liabilities	(143)	(103)
Other, net	45	(2)

EBITDAX	$2,548	$2,733

Reserve Replacement Ratio

        The reserves replacement ratio is calculated for a specified period using the applicable proved oil-equivalent additions divided by oil-equivalent production. 76% of the additions are proved undeveloped. There is no guarantee that historical sources of reserves additions will continue as many factors fully or partially outside management's control, including the underlying geology, commodity prices and availability of capital, affect reserves additions. Management uses this measure to gauge results of its capital allocation. The measure is limited in that reserves may be added and produced based on costs incurred in separate periods and other oil and gas producers may use different replacement ratios affecting comparability.

Finding and Development Costs

        Finding and development costs for the capital program are calculated by dividing the costs incurred from the capital program (development and exploration costs) by the amount of proved reserves added in the same year from improved recovery and extensions and discoveries (excluding acquisitions and revisions). Our management believes that reporting our finding and development costs can aid evaluation of our ability to add proved reserves at a reasonable cost and is not a substitute for our GAAP disclosures. Various factors, including timing differences and effects of commodity price changes, can cause finding and development costs to reflect costs associated with particular reserves imprecisely. For example, we will need to make more investments in order to develop the proved undeveloped reserves added during the year and any future revisions may change the actual measure from that presented above. Our calculations of finding and development costs may not be comparable to similar measures provided by other companies.

A-2

On The Cover: *Employee performing pipe inspection at Elk Hills Field near Bakersfield, California*

This Proxy Statement is printed on Forest Stewardship Council®-certified paper that contains wood from well-managed forests and other responsible sources.

MIX
Paper from responsible sources
FSC® C012076

CALIFORNIA RESOURCES CORPORATION

crc.com

14475 CALIFORNIA RESOURCES CORPORATION Proxy for Annual Meeting of Stockholders on May 7, 2015 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Todd A. Stevens and William E. Albrecht as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of California Resources Corporation held of record by the undersigned at the close of business on March 10, 2015 at the Annual Meeting of Stockholders to be held Thursday, May 7, 2015 at 11:00 a.m. Pacific Time at the Bakersfield Marriott at the Convention Center, 801 Truxtun Avenue, Bakersfield, California 93301, and at any adjournment thereof. (Continued and to be signed on the reverse side.) 1.1 if you plan to attend the annual meeting of stockholders, you will not be admitted to the meeting without valid government-issued photo identification (such as a driver’s license or passport) and this admission ticket or other proof of stock ownership as of march 10, 2015, the record date. admissiON TicKET

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Class I directors: O Justin A. Gannon O Avedick B. Poladian O Timothy J. Sloan 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015. 3. Advisory vote to approve named executive officer compensation. 4. Advisory vote on the frequency of future stockholder advisory votes to approve named executive officer compensation; and 5. To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. if no direction is made, this proxy will be voted “fOR all NOmiNEEs” in Proposal 1, “FOR” Proposal 2 and Proposal 3, and for “1 yEaR” on Proposal 4. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOmiNEEs: aNNUal mEETiNG Of sTOcKhOldERs Of califORNia REsOURcEs cORpORaTiON may 7, 2015 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. mail - Sign, date and mail your proxy card in the envelope provided as soon as possible. iN pERsON - You may vote your shares in person by attending the Annual Meeting. see admission Ticket on reverse side. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. pROXy vOTiNG iNsTRUcTiONs Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ThE BOaRd Of diREcTORs REcOmmENds a vOTE "fOR" ThE ElEcTiON Of all NOmiNEEs fOR diREcTOR, "fOR" pROpOsal 2 aNd pROpOsal 3, aNd fOR "1 yEaR" ON pROpOsal 4. plEasE siGN, daTE aNd RETURN pROmpTly iN ThE ENclOsEd ENvElOpE. plEasE maRK yOUR vOTE iN BlUE OR BlacK iNK as shOWN hERE x 20330304000000000000 5 050715 cOmpaNy NUmBER accOUNT NUmBER NOTicE Of iNTERNET availaBiliTy Of pROXy maTERials: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/19727 FOR AGAINST ABSTAIN 2 YEARS 3 YEARS ABSTAIN 1 YEAR